Exhibit 1

24/7 Banking

2014 Pillar 3 Report

INCORPORATING
THE REQUIREMENTS
OF APS330

WESTPAC BANKING CORPORATION
ABN 33 007 457 141

Westpac GROUP

EST. 1817

BankSA
Bank of Melbourne

Pillar 3 report Table of contents

Executive summary	3
Introduction	5
Risk appetite and risk types	6
Controlling and managing risk	7
Group structure	12
Capital Overview	14
Credit risk management	18
Credit risk exposures	25
Credit risk mitigation	51
Counterparty credit risk	54
Securitisation	56
Market risk	67
Operational risk	71
Equity risk	73
Interest Rate Risk in the Banking Book	75
Liquidity risk	77
Remuneration disclosures	78
Appendices
Appendix I – Regulatory capital reconciliation	83
Appendix II – Regulatory expected loss	91
Appendix III – Regulatory consolidation	92
Appendix IV – APS330 quantitative requirements	96
Glossary	99
Disclosure regarding forward-looking statements	104

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect APRA’s implementation of Basel III.

2 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report Executive summary

The common equity tier 1 (CET1) capital ratio of 8.97% at 30 September 2014 was 15 basis points higher than the ratio at 31 March 2014. Cash earnings of $3.9 billion less the 2014 interim dividend increased the CET1 capital ratio 32 basis points, whilst risk weighted assets (RWA) increases, primarily due to a rise in both credit RWA and operational risk RWA, decreased the CET1 capital ratio 23 basis points. Other capital movements contributed 6 basis points. No ordinary shares were issued during the half.

Common equity Tier 1 capital ratio movement Second Half 2014

In Second Half 2014, Westpac updated its preferred range for its CET1 capital ratio from 8.0% - 8.5% to 8.75% - 9.25% to accommodate the 1% Domestic Systemically Important Bank (D-SIB) requirement announced by APRA in December 2013. The CET1 preferred range takes into consideration:

▪                  Regulatory minimums, including capital conservation buffers;

▪                  Stress testing to ensure the Group maintains an appropriate buffer in a downturn; and

▪                  Quarterly volatility of capital ratios under Basel III due to the half yearly cycle of dividend payments.

At 8.97% the CET1 capital ratio is comfortably above regulatory minimums and buffers that apply from January 2016, and within Westpac’s updated preferred range for the CET1 capital ratio.

During Second Half 2014 Westpac issued $1.3 billion of Basel III compliant Additional Tier 1 capital, and bought back and cancelled $0.9 billion of Basel III non-compliant Additional Tier 1 capital. These transactions had a net impact on the Tier 1 ratio of a positive 12 basis points.

%	30 September 2014	31 March 2014	30 September 2013
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	9.0	8.8	9.1
Additional Tier 1 capital	1.6	1.5	1.6
Tier 1 capital ratio	10.6	10.3	10.7
Tier 2 capital	1.7	1.8	1.6
Total regulatory capital ratio	12.3	12.1	12.3

RWA increased $8.9 billion over Second Half 2014, with growth in credit RWA while non-credit RWA was slightly lower. The rise in credit risk RWA of $9.4 billion or 3.5% was primarily from a lift in institutional exposures including infrastructure and commercial property in the corporate and specialised lending categories. Mark-to-market related credit risk RWA also increased $1.6 billion from a rise in counterparty exposures.

The fall in non-credit RWA categories reflected declines in market risk RWA and interest rate risk in the banking book RWA partially offset by rises in operational risk RWA. External data from operational risk losses experienced by international peer banks is used in Westpac’s operational risk capital model and drove an increase in operational risk RWA. Other RWA was higher from an increase in pre-settlement exposures.

Westpac Group September 2014 Pillar 3 report | 3

Pillar 3 report Executive summary

Risk weighted assets
$m	30 September 2014	31 March 2014	30 September 2013
Credit risk	281,459	272,038	260,268
Market risk	8,975	10,610	9,059
Operational risk	29,340	28,474	27,299
Interest rate risk in the banking book	7,316	8,459	6,929
Other	4,297	2,917	3,817
Total	331,387	322,498	307,372

Exposure at default (EAD) increased $38.8 billion or 4.7% over Second Half 2014, which included an $11.1 billion increase in sovereign exposures which have a modest impact on risk weighted assets (RWA up $0.2 billion). This rise in sovereign exposures reflects an increase in market liquidity at 30 September 2014.

4 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by APRA. APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

The Structure of Westpac’s Pillar 3 Report as at 30 September 2014

This report describes Westpac’s risk management practices and presents the prudential assessment of Westpac’s1 capital adequacy as at 30 September 2014. The sections are arranged as follows:

▪     ‘Risk Appetite and Risk Types’ defines the risks that Westpac manages;

▪     ‘Controlling and Managing Risk’ outlines the responsibilities of the Board of Directors of Westpac and executive risk management committees;

▪     ‘Group Structure’ defines the bases of measurement adopted by APRA and describes the principles of consolidation used for the purposes of determining Westpac’s capital adequacy;

▪     ‘Capital Overview’ describes Westpac’s capital management strategy and presents the capital adequacy ratios for the Westpac Group;

▪     ‘Credit Risk Management’ describes Westpac’s approach to managing credit risk;

▪     ‘Credit Risk Exposures’ tabulates Westpac’s credit risk exposures, including impaired and past due loans and loan impairment provisions;

▪     ‘Credit Risk Mitigation’ describes how Westpac reduces its credit risk by using collateral, guarantees or credit derivatives;

▪     ‘Counterparty Credit Risk’ describes Westpac’s exposure to credit risk arising from its management of derivatives and securities financing transactions;

▪     ‘Securitisation’ explains how Westpac participates in the securitisation market;

▪     ‘Market Risk’ describes Westpac’s approach to managing market risk;

▪     ‘Operational Risk’ describes Westpac’s operational risk management approach;

▪     ‘Equity Risk’ describes Westpac’s equity positions;

▪     ‘Interest Rate Risk in the Banking Book’ describes Westpac’s approach to managing the structural interest rate risk incurred in its banking book;

▪     ‘Liquidity Risk’ describes Westpac’s approach to managing liquidity risk;

▪     ‘Remuneration Disclosure’ outlines Westpac’s approach to remuneration of senior managers and material risk takers;

▪     ‘Appendix I – Regulatory capital reconciliation’ contains the reconciliation between Westpac’s statutory and regulatory balance sheets and the common disclosure template as required by Attachment A of APS330, and the standalone assets and liability balances for all the legal entities excluded from the regulatory scope of consolidation;

▪     ‘Appendix II – Regulatory expected loss’ sets out how the capital deduction for regulatory expected loss is derived; and

▪     ‘Appendix III – Regulatory consolidation’ lists all the entities that form part of the Westpac Group.

A cross-reference between the quantitative disclosures in this report and the quantitative disclosures required by Attachments A, C, D and E of APS330 is provided in Appendix IV on page 96.

Capital instruments included in regulatory capital

The reporting requirements for capital instruments under Attachment B of APS330 can be found on the regulatory disclosures section of the Westpac website2 and are not included within this report. These disclosures are updated when the following occurs:

▪     A new capital instrument is issued that will form part of regulatory capital; or

▪     A capital instrument is redeemed, converted into CET1, written off, or its terms and conditions are changed.

1       Westpac also takes risk in subsidiaries that are outside the scope of the Level 2 regulatory consolidation of the Westpac Group and this risk is not described in this report.

2       http://www.westpac.com.au/about-westpac/investor-centre/financial-information/basel-iii-risk-reports/

Westpac Group September 2014 Pillar 3 report | 5

Pillar 3 report Risk appetite and risk types

Westpac’s vision is to be one of the world’s great companies, helping our customers, communities and people to prosper and grow.

Westpac’s appetite for risk is influenced by a range of factors, including whether a risk is considered consistent with its strategy (core risk) and whether an appropriate return can be achieved from taking that risk. Westpac has a lower appetite for risks that are not part of its strategy. Westpac seeks to achieve an appropriate return on risk and prices its products accordingly.

Risk appetite cannot be defined by a single figure, having many dimensions and representing an amalgam of top-down requirements (including Westpac’s target debt rating and regulatory requirements) and bottom-up aggregates (such as risk concentration limits). Westpac uses a capital model as the basis of risk measurement, calibrated to its target debt rating.

Westpac distinguishes between different types of risk and takes an integrated approach toward managing them.

Overview of risk types

Key risks

▪     Credit risk - the risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac;

▪     Liquidity risk - the risk that the Group will be unable to fund assets and meet obligations as they come due;

▪     Market risk - the risk of an adverse impact on earnings resulting from changes in market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book – the risk to interest income from a mismatch between the duration of assets and liabilities that arises in the normal course of business activities;

▪     Operational risk - the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition is aligned to the regulatory (Basel II) definition, including legal and regulatory risk but excluding strategic and reputation risk; and

▪     Compliance Risk - the risk of legal or regulatory sanction, financial or reputation loss, arising from our failure to abide by the compliance obligations required of us.

Other risks

▪     Business risk - the risk associated with the vulnerability of a line of business to changes in the business environment;

▪     Environmental, social and governance risks – the risk that the Group damages its reputation or financial performance due to failure to recognise or address material existing or emerging sustainability related environmental, social or governance issues;

▪     Equity risk - the potential for financial loss arising from movements in equity values. Equity risk may be direct, indirect or contingent;

▪     Insurance risk - the risk of mis-estimation of the expected cost of insured events, volatility in the number or severity of insured events, and mis-estimation of the cost of incurred claims;

▪     Related entity (contagion) risk - the risk that problems arising in other Westpac Group members compromise the financial and operational position of the authorised deposit-taking institution in Westpac Group; and

▪     Reputation risk - the risk to earnings or capital from negative public opinion resulting from the loss of reputation or public trust and standing.

6 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report Controlling and managing risk

Westpac manages the risks that affect our business as they influence our performance, reputation and future success. Effective risk management involves taking an integrated approach to risk and reward, and enables us to both increase financial growth opportunities and mitigate potential loss or damage. We adopt a Three Lines of Defence approach to risk management (see page 11) which reflects our culture of ‘risk is everyone’s business’ and that all employees are responsible for identifying and managing risk and operating within the Group’s desired risk profile. Westpac’s Risk Management Strategy identifies risk culture as an essential element of risk management. We embed risk culture and maintain an awareness of risk management responsibilities through regular communication, training and other targeted approaches that support our risk management framework.

The Board is responsible for reviewing and approving our overall risk management strategy, including determining our appetite for risk. The Board has delegated to the Board Risk & Compliance Committee responsibility for providing recommendations to the Board on the Westpac Group’s risk-reward strategy, setting risk appetite, approving frameworks, policies and processes for managing risk, and determining whether to accept risks beyond management’s approval discretion.

Risk management governance structure

Board	▪ reviews and approves our overall Risk Management Strategy including determining our appetite for risk.
Board Risk & Compliance Committee (BRCC)

▪     provides recommendations to the Board on Westpac Group’s risk-reward strategy;

▪     sets risk appetite;

▪     reviews and approves the frameworks for managing risk, including capital, credit, liquidity, market, operational, compliance and reputation risk;

▪     reviews and approves the limits and conditions that apply to credit risk approval authority delegated to the CEO, CFO and CRO and any other officers of the Westpac Group to whom the Board has delegated credit approval authority;

▪     monitors the risk profile, performance, capital levels, and exposure against limits, as well as management and control of our risks;

▪     monitors changes anticipated in the economic and business environment and other factors considered relevant to our risk profile and risk appetite;

▪     oversees the development and ongoing review of key policies that support our frameworks for managing risk; and

▪     may approve accepting risks beyond management’s approval discretion.

From the perspective of specific types of risk, the Board Risk & Compliance Committee role includes:

▪     credit risk – approving key policies and limits supporting the Credit Risk Management Framework, and monitoring the risk profile, performance and management of our credit portfolio;

▪     liquidity risk – approving key policies and limits supporting the Liquidity Risk Management Framework, including our funding strategy and liquidity requirements, and monitoring the liquidity risk profile;

▪     market risk – approving key policies and limits supporting the Market Risk Management Framework, including, but not limited to, the Value at Risk and Net Interest Income at Risk limits, and monitoring the market risk profile;

▪     operational risk – monitoring the operational risk profile, the performance of operational risk management and controls, and the development and ongoing review of operational risk policies supporting the Operational Risk Management Framework;

▪     reputation risk – reviewing and approving the Reputation Risk Management Framework and reviewing the monitoring of the performance of reputation risk management and controls: and

▪     compliance risk – reviewing compliance risk processes and our compliance with applicable laws, regulations and regulatory requirements, discussing with management and the external auditor any material correspondence with regulators or government agencies and any published reports that raise material issues, and reviewing complaints and whistleblower concerns.

Westpac Group September 2014 Pillar 3 report | 7

Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

The Board Risk and Compliance Committee also:

▪     approves the Internal Capital Adequacy Assessment Process and in doing so reviews the outcomes of enterprise wide stress testing, sets the preferred capital ranges for regulatory capital having regard to Westpac internal economic capital measures, and reviews and monitors capital levels for consistency with the Westpac Group’s risk appetite;

▪     provides relevant periodic assurances to the Board Audit Committee regarding the operational integrity of the risk management framework; and

▪     refers to other Board Committees any matters that come to the attention of the Board Risk & Compliance Committee that are relevant for those respective Board Committees.

Board Committees with a Risk Focus

Board Audit Committee

▪     oversees the integrity of financial statements and financial reporting systems and matters relating to taxation risks.

Board Remuneration Committee (BRC)

▪     reviews any matters raised by the BRCC with respect to risk-adjusted remuneration.

Board Technology Committee

▪     oversees the technology strategy, implementation and risks associated with major technology programs.

Executive Team

Westpac Executive Team (ET)

▪     executes the Board-approved strategy;

▪     assists with the development of the Board Statement of Risk Appetite;

▪     delivers the Group’s various strategic and performance goals within the approved risk appetite; and

▪     monitors key risks within each business unit, capital adequacy and the Group’s reputation.

8 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report

Controlling and managing risk

Risk management governance structure (continued)

Executive risk committees

Westpac Group Asset & Liability Committee (ALCO)

▪     leads the optimisation of funding and liquidity risk-reward across the Group;

▪     reviews the level and quality of capital to ensure that it is commensurate with the Group’s risk profile, business strategy and risk appetite;

▪     oversees the Liquidity Risk Management Framework and key policies;

▪     oversees the funding and liquidity risk profile and balance sheet risk profile; and

▪     identifies emerging funding and liquidity risks and appropriate actions to address these.

Westpac Group Executive Risk Committee (RISKCO)

▪     leads the optimisation of credit, operational, compliance and market risk-reward across the Group;

▪     oversees the embedding of the Risk Management Strategy in our approach to risk governance;

▪     oversees risk-related management frameworks and key supporting policies;

▪     oversees our credit, operational, compliance, and market risk profiles;

▪     oversees reputation risk and Environmental, Social and Governance (ESG) risk management frameworks and key supporting policies; and

▪     identifies emerging credit, operational, compliance and market risks and allocates responsibility for assessing impacts and implementing appropriate actions to address these.

Westpac Group Remuneration Oversight Committee (ROC)

▪     provides assurance that the remuneration arrangements across the Group have been examined from a People, Risk and Finance perspective;

▪     responsible for ensuring that risk is embedded in all key aspects of our remuneration framework;

▪     reviews and makes recommendations to the CEO for recommendation to the Board Remuneration Committee on the Group Remuneration Policy and provides assurance that remuneration arrangements across the Group encourage behaviour that supports Westpac’s long-term financial soundness and the risk management framework;

▪     reviews and monitors the remuneration arrangements (other than for Group Executives) for Responsible Persons (as defined in the Group’s Statutory Officers Fit and Proper Policy), risk and financial control personnel, and all other employees for whom a significant portion of total remuneration is based on performance and whose activities, either individually or collectively, may affect the financial soundness of Westpac; and

▪     reviews and recommends to the CEO for recommendation to the BRC the criteria and rationale for determining the total quantum of the Group variable reward pool.

Westpac Group September 2014 Pillar 3 report | 9

Pillar 3 report

Controlling and managing risk

Risk management governance structure (continued)

Group and divisional risk management

Group Risk

▪     develops the Group-level risk management frameworks for approval by the BRCC;

▪     directs the review and development of key policies supporting the risk management frameworks;

▪     establishes risk concentration limits and monitors risk concentrations; and

▪     monitors emerging risk issues.

Compliance Function

▪     develops the Group-level compliance framework for approval by the BRCC;

▪     directs the review and development of compliance policies, compliance plans, controls and procedures;

▪     monitors compliance and regulatory obligations and emerging regulatory developments; and

▪     reports on compliance standards.

Divisional Risk Management

▪     develops division-specific policies, risk appetite statements, controls, procedures, and monitoring and reporting capability that align to the frameworks approved by the BRCC.

Independent internal review	Group Assurance ▪ reviews the adequacy and effectiveness of management controls for risk.

Divisional business units

Business Units

▪     responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite policies; and

▪     establish and maintain appropriate risk management controls, resources and self-assurance processes.

10 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report

Controlling and managing risk

Roles and responsibilities

Our approach to risk management is that ‘risk is everyone’s business’ and that responsibility and accountability for risk begins with the business units that originate the risk.

The 1st Line of Defence – Risk identification, risk management and self-assurance

Divisional business units are responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies. They are required to establish and maintain appropriate risk management controls, resources and self-assurance processes.

The 2nd Line of Defence – Establishment of risk management frameworks and policies and risk management oversight

Our 2nd Line of Defence is a separate risk advisory, control and monitoring function which establishes frameworks, policies, limits and processes for the management, monitoring and reporting of risk. It also evaluates and opines on the adequacy and effectiveness of 1st Line controls and application of frameworks and policies and, where necessary, requires improvement and monitors the 1st Line’s progress toward remediation of identified deficiencies.

Our 2nd Line of Defence has three layers:

▪     our executive risk committees lead the optimisation of risk-reward by overseeing the development of risk appetite statements, risk management frameworks, policies and risk concentration controls, and monitoring Westpac’s risk profile for alignment with approved appetites and strategies;

▪     our Group Risk function is independent from the business divisions, reports to the Chief Risk Officer (CRO), and establishes and maintains the Group-wide risk management frameworks, policies and concentration limits that are approved by the Board Risk & Compliance Committee. It also reports on Westpac’s risk profile to executive risk committees and the Board Risk & Compliance Committee; and

▪     divisional risk areas are responsible for developing division-specific risk appetite statements, policies, controls, procedures, monitoring and reporting capability, which align to the Board’s Statement of Risk Appetite and the risk management frameworks approved by the Board Risk & Compliance Committee. These risk areas are independent of the Divisions’ 1st Line business areas, with each divisional CRO having a direct reporting line to the CRO, as well as to their Division’s Group Executive.

The 3rd Line of Defence – Independent assurance

Our Group Assurance function independently evaluates the adequacy and effectiveness of the Group’s overall risk management framework and controls.

Our overall risk management approach is summarised in the following diagram:

Westpac Group September 2014 Pillar 3 report | 11

Pillar 3 report

Group structure

Westpac seeks to ensure that it is adequately capitalised at all times. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

▪     Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

▪     Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

▪     Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

▪                  insurance;

▪                  acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

▪                  non-financial (commercial) operations; or

▪                  special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1      APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

2       Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.

3       Refer to Note 1 of Westpac’s 2014 Annual Report for further details.

12 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report

Group structure

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity1, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand. WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates (including Australia, New Zealand and the United Kingdom) prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities2. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

1       Other subsidiary banking entities in the Group include Westpac Bank of Tonga, Westpac Bank-PNG-Limited, Westpac Bank Samoa Limited and Westpac Europe Limited.

2       For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

Westpac Group September 2014 Pillar 3 report | 13

Pillar 3 report
Capital overview

Capital Structure[1]

This table shows Westpac’s capital resources under APS111 Capital Adequacy: Measurement of Capital.

	30 September	31 March	30 September
$m	2014	2014	2013
Tier 1 capital
Common equity Tier 1 capital
Paid up ordinary capital	26,943	26,954	27,021
Treasury shares	(239)	(240)	(181)
Equity based remuneration	935	885	801
Foreign currency translation reserve	(240)	(303)	(283)
Accumulated other comprehensive income	125	90	13
Non-controlling interests - other	60	48	51
Retained earnings	20,641	19,556	18,897
Less retained earnings in life and general insurance, funds management and securitisation entities	(1,223)	(1,124)	(1,096)
Deferred fees	135	118	138
Total common equity Tier 1 capital	47,137	45,984	45,361
Deductions from common equity Tier 1 capital
Goodwill (excluding funds management entities)	(9,076)	(9,196)	(8,988)
Deferred tax assets	(1,354)	(1,401)	(1,772)
Goodwill in life and general insurance, funds management	-
and securitisation entities	(1,253)	(1,264)	(1,265)
Capitalised expenditure	(1,212)	(1,076)	(761)
Capitalised software	(1,921)	(1,903)	(1,773)
Investments in subsidiaries not consolidated for regulatory purposes	(1,327)	(1,321)	(1,499)
Regulatory expected loss[2]	(650)	(694)	(632)
General reserve for credit losses adjustment	(133)	(92)	(83)
Securitisation	(7)	(8)	(7)
Equity Investments	(341)	(367)	(413)
Regulatory adjustments to fair value positions	(132)	(203)	(193)
Other Tier 1 deductions	(7)	(4)	(6)
Total deductions from common equity Tier 1 capital	(17,413)	(17,529)	(17,392)
Total common equity after deductions Tier 1 capital	29,724	28,455	27,969
Additional Tier 1 capital
Basel III complying instruments	2,694	1,383	1,367
Basel III non complying instruments (net of transitional amortisation)	2,579	3,466	3,402
Total Additional Tier 1 capital	5,273	4,849	4,769
Net Tier 1 regulatory capital	34,997	33,304	32,738

Tier 2 capital
Basel III complying instruments	1,925	1,925	916
Basel III non complying instruments (net of transitional amortisation)	3,899	3,966	3,984
Eligible general reserve for credit loss	78	67	68
Total Tier 2 capital	5,902	5,958	4,968
Deductions from Tier 2 capital
Investments in subsidiaries not consolidated for regulatory purposes	(140)	(140)	-
Holdings of own and other financial institutions Tier 2 capital instruments	(58)	(106)	(50)
Total deductions from Tier 2 capital	(198)	(246)	(50)
Net Tier 2 regulatory capital	5,704	5,712	4,918
Total regulatory capital	40,701	39,016	37,656

1           The capital structure for 31 March 2014 and 30 September 2013 have not been restated following the adoption of new or revised accounting standards this period (refer to Note 1 of Westpac’s 2014 Annual Report for further details).

2           An explanation of the relationship between this deduction, regulatory expected loss and provisions for impairment charges is on page 91 Appendix II.

14 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report
Capital overview

Capital management strategy

Westpac’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

▪                  the development of a capital management strategy, including preferred capital range1, capital buffers and contingency plans;

▪                  consideration of both economic and regulatory capital requirements;

▪                  a process that challenges the capital measures, coverage and requirements which incorporates amongst other things, the impact of adverse economic scenarios; and

▪                  consideration of the perspectives of external stakeholders including rating agencies, equity investors and debt investors.

Westpac’s capital adequacy ratios

	30 September	31 March	30 September
%	2014	2014	2013
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	9.0	8.8	9.1
Additional Tier 1 capital	1.6	1.5	1.6
Tier 1 capital ratio	10.6	10.3	10.7
Tier 2 capital	1.7	1.8	1.6
Total regulatory capital ratio	12.3	12.1	12.3

The Westpac Group at Level 1
Common equity Tier 1 capital ratio	9.2	8.9	9.3
Additional Tier 1 capital	1.8	1.7	1.7
Tier 1 capital ratio	11.0	10.6	11.0
Tier 2 capital	1.9	2.0	1.8
Total regulatory capital ratio	12.9	12.6	12.8

Westpac New Zealand Limited’s capital adequacy ratios

	30 September	31 March	30 September
%	2014	2014	2013
Westpac New Zealand Limited
Common equity Tier 1 capital ratio	11.9	12.2	12.3
Additional Tier 1 capital	-	-	-
Tier 1 capital ratio	11.9	12.2	12.3
Tier 2 capital	-	-	-
Total regulatory capital ratio	11.9	12.2	12.3

1  Further detail on the updated preferred capital range is provided in section 2.5 Capital and Dividends in the Westpac Group Full Year 2014 ASX Profit Announcement on page 37.

Westpac Group September 2014 Pillar 3 report | 15

Pillar 3 report
Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. The Group’s approach to managing these risks, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

30 September 2014	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	70,199	4,679	74,878	5,990
Business lending	33,125	1,213	34,338	2,747
Sovereign	1,627	851	2,478	198
Bank	8,745	121	8,866	709
Residential mortgages	63,071	2,830	65,901	5,272
Australian credit cards	6,069	-	6,069	486
Other retail	10,653	4,735	15,388	1,231
Small business	6,311	-	6,311	505
Specialised lending	53,162	318	53,480	4,279
Securitisation	4,845	-	4,845	388
Mark-to-market related credit risk[3]	-	8,905	8,905	712
Total	257,807	23,652	281,459	22,517
Market risk			8,975	718
Operational risk			29,340	2,347
Interest rate risk in the banking book			7,316	585
Other assets[4]			4,297	344
Total			331,387	26,511

31 March 2014	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate[5]	68,540	4,735	73,275	5,862
Business lending	33,446	1,108	34,554	2,764
Sovereign	1,387	810	2,197	176
Bank	8,638	115	8,753	700
Residential mortgages	62,179	2,417	64,596	5,168
Australian credit cards	6,188	-	6,188	495
Other retail[6]	10,265	4,645	14,910	1,193
Small business	6,508	-	6,508	521
Specialised lending	48,047	232	48,279	3,862
Securitisation	5,521	-	5,521	442
Mark-to-market related credit risk[3]	-	7,257	7,257	580
Total	250,719	21,319	272,038	21,763
Market risk			10,610	849
Operational risk[7]			28,474	2,278
Interest rate risk in the banking book			8,459	677
Other assets[4]			2,917	233
Total			322,498	25,800

1           Capital requirements are expressed as 8% of total risk weighted assets.

2           Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3           Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

4      Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

5           The Lloyds acquisition at 31 December 2013 added $1,498 million of risk weighted assets from Lloyds corporate loan portfolio which is measured applying the IRB approach and $3,660 million from Lloyds asset finance portfolios which is currently measured applying the standardised approach.

6           The Lloyds acquisition at 31 December 2013 added $3,389 million of risk weighted assets from Lloyds asset finance portfolios which is currently measured applying the standardised approach.

7           The Lloyds acquisition at 31 December 2013 added $490 million operational risk RWA, currently measured applying the standardised approach.

16 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report
Capital overview

30 September 2013	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	66,115	1,016	67,131	5,370
Business lending	34,820	1,173	35,993	2,879
Sovereign	2,045	794	2,839	227
Bank	9,467	134	9,601	768
Residential mortgages	61,020	2,076	63,096	5,048
Australian credit cards	4,870	-	4,870	390
Other retail	9,557	1,218	10,775	862
Small business	6,506	-	6,506	520
Specialised lending	46,170	244	46,414	3,713
Securitisation	5,876	-	5,876	470
Mark-to-market related credit risk[3]	-	7,167	7,167	573
Total	246,446	13,822	260,268	20,820
Market risk			9,059	725
Operational risk			27,299	2,184
Interest rate risk in the banking book			6,929	554
Other assets[4]			3,817	305
Total			307,372	24,588

1           Capital requirements are expressed as 8% of total risk weighted assets.

2           Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

3           Mark-to-market related credit risk and is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

4           Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Westpac Group September 2014 Pillar 3 report | 17

Pillar 3 report

Credit risk management

Credit risk is the potential for financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Westpac maintains a credit risk management framework and a number of supporting policies, processes and controls governing the assessment, approval and management of customer and counterparty credit risk. These incorporate the assignment of risk grades, the quantification of loss estimates in the event of default, and the segmentation of credit exposures.

Structure and organisation

The Chief Risk Officer (CRO) is responsible for the effectiveness of overall risk management throughout Westpac, including credit risk. Authorised officers have delegated authority to approve credit risk exposures, including customer risk grades, other credit parameters and their ongoing review. A portion of consumer lending is subject to automated scorecard-based approval. Our largest exposures are approved by our most experienced credit officers. Line business management is responsible for managing credit risks accepted in their business and for maximising risk-adjusted returns from their business credit portfolios, within the approved risk appetite, risk management framework and policies.

Credit risk management framework and policies

Westpac maintains a credit risk management framework and supporting policies that are designed to clearly define roles and responsibilities, acceptable practices, limits and key controls.

The Credit Risk Management Framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk in Westpac. The Credit Risk Rating System policy describes the credit risk rating system philosophy, design, key features and uses of rating outcomes.

Concentration risk policies cover individual counterparties, specific industries (e.g. property) and individual countries. In addition, there are policies covering risk appetite statements, environmental, social and governance (ESG) credit risks and the delegation of credit approval authorities.

At the divisional level, credit manuals embed the Group’s framework requirements for application in line businesses. These manuals include policies covering the origination, evaluation, approval, documentation, settlement and on-going management of credit risks, and sector policies to guide the extension of credit where industry-specific guidelines are considered necessary.

Credit approval limits govern the extension of credit and represent the formal delegation of credit approval authority to responsible individuals throughout the organisation.

18 | Westpac Group September 2014 Pillar 3 report

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Credit risk management

Approach

Westpac adopts two approaches to managing credit risk depending upon the nature of the customer and the product.

Transaction-managed approach

For larger customers, Westpac evaluates credit requests by undertaking detailed individual customer and transaction risk analysis (the ‘transaction-managed’ approach). Such customers are assigned a customer risk grade (CRG) representing Westpac’s estimate of their probability of default (PD). Each facility is assigned a loss given default (LGD). The Westpac credit risk rating system has 20 risk grades for non-defaulted customers and 10 risk grades for defaulted customers. Non-defaulted CRGs down to the level of normally acceptable risk (i.e. D grade – see table below) are mapped to Moody’s and Standard & Poor’s (S&P) external senior ranking unsecured ratings. This mapping is reviewed annually and allows Westpac to integrate the rating agencies’ default history with internal historical data when calculating PDs.

The final assignment of CRGs and LGDs is approved by authorised credit approvers with appropriate delegated approval authority. All material credit exposures are approved by authorised Credit Officers who are part of the risk management stream and operate independently of the areas originating the credit risk proposals. Credit Officer decisions are subject to reviews to ensure consistent quality. Divisional operational units are responsible for maintaining accurate and timely recording of all credit risk approvals and changes to customer and facility data. These units also operate independently of both the areas originating the credit risk proposals and the credit risk approvers. Appropriate segregation of functions is one of the key requirements of our credit risk management framework.

Program-managed approach

High-volume retail customer credit portfolios with homogenous credit risk characteristics are managed on a statistical basis according to pre-determined objective criteria (the ‘program-managed’ approach). Program-managed exposure to a consumer customer may exceed $1 million. Business customer exposures are transaction managed when the exposure is in excess of $1 million, or when the exposure includes complex products. Quantitative scorecards are used to assign application and behavioural scores to enable risk-based decision making within these portfolios. The scorecard outcomes and decisions are regularly monitored and validated against subsequent customer performance and scorecards are recalibrated or rebuilt when required. For capital estimation and other purposes, risk-based customer segments are created based upon modelled expected PD, EAD and LGD. Accounts are then assigned to respective segments based on customer and account characteristics. Each segment is assigned a quantified measure of its PD, LGD and EAD.

For both transaction-managed and program-managed approaches, CRGs, PDs and LGDs are reviewed at least annually.

Mapping of Westpac risk grades

The table below shows the current alignment between Westpac’s CRGs and the corresponding external rating. Note that only high-level CRG groupings are shown.

Westpac customer risk grade	Standard & Poor’s rating	Moody’s rating

A	AAA to AA–	Aaa to Aa3
B	A+ to A–	A1 to A3
C	BBB+ to BBB–	Baa1 to Baa3
D	BB+ to B+	Ba1 to B1
Westpac Rating
E	Watchlist
F	Special mention
G	Substandard/default
H	Default

For Specialised Lending Westpac maps exposures to the appropriate supervisory slot based on an assessment that takes into account borrower strength and security quality, as required by APS 113.

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Credit risk management

Mapping of Basel categories to Westpac portfolios

APS113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk, states that under the Advanced IRB approach to credit risk, an ADI must categorise banking book exposures into six broad IRB asset classes and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its regulatory capital requirement. Standardised and Securitised portfolios are subject to treatment under APS112 Capital Adequacy: Standardised Approach to Credit Risk and APS120 Securitisation respectively.

APS Asset Class	Sub-asset class	Westpac category	Segmentation criteria
Corporate	Corporate	Corporate	All transaction-managed customers not elsewhere classified where annual turnover exceeds $50m1.

	SME Corporate	Business Lending	All transaction-managed customers not elsewhere classified where annual turnover is $50m or less.

	Project Finance	Specialised Lending-Project Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from the revenue generated by a completed project (e.g. infrastructure such as toll roads or railways).

	Income-producing Real Estate	Specialised Lending- Property Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from either the sale of a property development or income produced by one or more investment properties[2].

Sovereign		Sovereign	Applied to transaction-managed exposures backed by governments.

Bank		Bank	Applied to transaction-managed exposures to deposit-taking institutions and foreign equivalents.

Residential Mortgage		Residential Mortgages	All program-managed exposures secured by residential mortgages (including business loans under $1 million fully secured by residential mortgages).

Qualifying Revolving Retail		Australian Credit Cards	Program-managed credit cards with low volatility in loss rates. The New Zealand cards portfolio does not currently meet the criteria for Qualifying Revolving Retail and is classified in Other Retail.

Other Retail		Small Business	Program-managed business lending, excluding business loans under $1 million fully secured by residential mortgages.

		Other Retail	All other program-managed lending to retail customers, including New Zealand credit cards.

1      Includes all NZ agribusiness loans, regardless of turnover.

2      Excludes large diversified property groups and property trusts, which appear in the Corporate asset class.

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Credit risk management

Mapping of Credit risk approach to Basel categories and exposure types

Approach	APS asset class	Types of exposures
Transaction-Managed Portfolios	Corporate Sovereign Bank	Direct lending Contingent lending Derivative counterparty Asset warehousing Underwriting Secondary market trading Foreign exchange settlement Other intra-day settlement obligations

Program-Managed Portfolios
	Residential mortgage	Mortgages Equity access loans Business loans under $1 million fully secured by residential property

	Qualifying revolving retail	Australian credit cards

	Other retail	Personal loans Overdrafts New Zealand credit cards Auto and equipment finance Business development loans Business overdrafts Other term products

Internal ratings process for transaction-managed portfolios

The process for assigning and approving individual customer PDs and facility LGDs involves:

▪                   Business unit representatives recommend the CRG and facility LGDs under the guidance of criteria set out in established credit policies. Each CRG is associated with an estimated PD;

▪                   Authorised officers evaluate the recommendations and approve the final CRG and facility LGDs. Credit officers may override line business unit recommendations;

▪                   An expert judgement decisioning process is employed to evaluate CRG and the outputs of various risk grading models are used as one of several inputs into that process; and

▪                   Authorised officers decisions are subject to reviews to ensure consistent quality.

For on-going exposures to transaction-managed customers, risk grades and facility LGDs are required to be reviewed at least annually, but also whenever material changes occur.

No material deviations from the reference definition of default are permitted.

Internal ratings process for program-managed portfolios

The process for assigning PDs, LGDs and EADs to the program-managed portfolio involves dividing the portfolio into a number of pools per product. These pools are created by analysing the homogeneity of risk characteristics that have historically proven predictive in determining whether an account is likely to go into default.

No material deviations from the reference definition of default are permitted.

Internal credit risk ratings system

In addition to using the credit risk estimates as the basis for regulatory capital purposes, they are also used for the purposes described below:

Economic capital - Westpac allocates economic capital to all exposures. Economic capital includes both credit and non-credit components. Economic credit capital is allocated using a framework that considers estimates of PD, LGD, EAD, total committed exposure and loan tenor, as well as measures of portfolio composition not reflected in regulatory capital formulae.

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Credit risk management

Provisioning - Impairment provisions are held by Westpac to cover credit losses that are incurred in the loan portfolio. Provisioning includes both individual and collective components. Individual provisions are calculated on impaired loans taking into account management’s best estimate of the present value of future cashflows. Collective provisions are established on a portfolio basis using a framework that considers PD, LGD, EAD, total committed exposure, emergence periods, level of arrears and recent past experience.

Risk-adjusted performance measurement - Business performance is measured using allocated capital, which incorporates charges for economic capital and regulatory capital, including credit capital and capital for other risk types.

Pricing - Westpac prices loans to produce an acceptable return on the capital allocated to the loan. Returns include interest income and fees after expected credit losses and other costs.

Credit approval - For transaction-managed facilities, approval authorities are tiered based on the CRG, with lower limits applicable for customers with a higher PD. Program-managed facilities are approved on the basis of application scorecard outcomes and product based approval authorities.

Control mechanisms for the credit risk rating system include:

▪      Westpac’s credit risk rating system is reviewed annually to confirm that the rating criteria and procedures are appropriate given the current portfolio and external conditions;

▪      All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac’s model risk policy;

▪      Specific credit risk estimates (including PD, LGD and EAD levels) are overseen, reviewed annually and approved by the Credit Risk Estimates Committee (a sub-committee of RISKCO);

▪      Credit Risk Assurance undertake an independent annual end-to-end technical and operational review of the overall process; and

▪      RISKCO and BRCC monitor the risk profile, performance and management of Westpac’s credit portfolio and the development and review of key credit risk policies.

Risk reporting

A comprehensive report on Westpac’s credit risk portfolio is provided to RISKCO and BRCC quarterly. It details the current level of impairment losses, stressed exposures, delinquency trends, provisions, impaired assets and key performance metrics. It reports on portfolio concentrations and large exposures.

Credit risk and asset quality are also reported to the Board each month, including details of impairment losses, stressed exposures, delinquency trends and key performance metrics.

22 | Westpac Group September 2014 Pillar 3 report

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Credit risk management

Summary credit risk disclosure1

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2014	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	120,132	70,199	827	475	504	251	171
Business lending	48,476	33,125	768	470	467	215	234
Sovereign	51,746	1,627	3	3	-	-	-
Bank	32,565	8,745	22	17	5	5	-
Residential mortgages	455,481	63,071	811	680	238	94	121
Australian credit cards	20,383	6,069	304	246	78	58	288
Other retail	12,418	10,653	456	380	129	83	190
Small business	16,689	6,311	213	108	94	42	72
Specialised Lending	59,188	53,162	1,232	681	738	255	174
Securitisation	22,109	4,845	-	-	3	-	-
Standardised[2]	18,430	23,652	-	-	84	44	52
Total	857,617	281,459	4,636	3,060	2,340	1,047	1,302

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2014	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	113,971	68,540	897	507	591	294	111
Business lending	49,730	33,446	875	456	613	330	119
Sovereign	40,567	1,387	3	3	-	-	-
Bank	32,761	8,638	15	10	4	4	-
Residential mortgages	439,765	62,179	837	687	301	116	58
Australian credit cards	19,949	6,188	323	258	93	64	136
Other retail	12,148	10,265	452	369	145	91	87
Small business	16,784	6,508	219	114	100	46	14
Specialised Lending	52,854	48,047	1,343	653	916	335	60
Securitisation	22,702	5,521	-	-	-	-	-
Standardised[2]	17,531	21,319	-	-	130	63	12
Total	818,762	272,038	4,964	3,057	2,893	1,343	597

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2013	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	109,457	66,115	1,036	497	935	430	123
Business lending	50,641	34,820	906	464	775	357	236
Sovereign	35,353	2,045	4	4	-	-	-
Bank	30,632	9,467	15	11	4	4	-
Residential mortgages	423,719	61,020	818	662	376	122	127
Australian credit cards	19,293	4,870	260	196	83	63	286
Other retail	11,448	9,557	398	325	110	72	180
Small business	16,673	6,506	207	110	101	47	46
Specialised Lending	50,315	46,170	1,521	652	1,105	396	306
Securitisation	22,958	5,876	-	-	-	-	-
Standardised[2]	9,705	13,822	-	-	111	63	7
Total	780,194	260,268	5,165	2,921	3,600	1,554	1,311

1      Includes regulatory expected losses for defaulted and non-defaulted exposures.

2      Includes mark-to-market related credit risk.

Westpac Group September 2014 Pillar 3 report | 23

Pillar 3 report

Credit risk management

Loan impairment provisions

Provisions for loan impairment losses represent management’s best estimate of the losses incurred in the loan portfolios as at the balance date. There are two components of Westpac’s loan impairment provisions: individually assessed provisions (IAPs) and collectively assessed provisions (CAPs).

In determining IAPs, relevant considerations that have a bearing on the expected future cash flows are taken into account, for example:

▪                  the business prospects of the customer;

▪                  the realisable value of collateral;

▪                  Westpac’s position relative to other claimants;

▪                  the reliability of customer information; and

▪                  the likely cost and duration of the work-out process.

These judgements and estimates can change with time as new information becomes available or as work-out strategies evolve, resulting in revisions to the impairment provision as individual decisions are made.

CAPs are established on a portfolio basis taking into account:

▪                  the level of arrears;

▪                 collateral;

▪                  past loss experience;

▪                  expected defaults based on portfolio trends; and

▪                  the economic environment.

The most significant factors in establishing these provisions are estimated loss rates and the related emergence periods. The future credit quality of these portfolios is subject to uncertainties that could cause actual credit losses to differ from reported loan impairment provisions. These uncertainties include:

▪                  differences between the expected and actual economic environment;

▪                  interest rates and unemployment levels;

▪                  repayment behaviour; and

▪                  bankruptcy rates.

Regulatory classification of loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All IAPs raised under AAS are classified as specific provisions. All CAPs raised under AAS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to provisions reported by Westpac under AAS. For capital adequacy purposes the GRCL adjustment is deducted from CET1. Eligible GRCL is included in Tier 2 capital.

24 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report
Credit risk exposures

Loan impairment provisions

30 September 2014	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	867	180	1,047	NA	1,047
for defaulted but not impaired loans	NA	114	114	NA	114
General Reserve for Credit Loss	NA	2,320	2,320	133	2,453
Total provisions for impairment charges	867	2,614	3,481	133	3,614

31 March 2014	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,139	204	1,343	NA	1,343
for defaulted but not impaired loans	NA	127	127	NA	127
General Reserve for Credit Loss	NA	2,321	2,321	92	2,413
Total provisions for impairment charges	1,139	2,652	3,791	92	3,883

30 September 2013	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	1,364	190	1,554	NA	1,554
for defaulted but not impaired loans	NA	133	133	NA	133
General Reserve for Credit Loss	NA	2,262	2,262	83	2,345
Total provisions for impairment charges	1,364	2,585	3,949	83	4,032

Westpac Group September 2014 Pillar 3 report | 25

Pillar 3 report
Credit risk exposures

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

Exposure at Default by major type

30 September 2014	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[1]
Corporate	54,013	51,121	14,998	120,132	115,250
Business lending	37,409	11,067	-	48,476	49,739
Sovereign	46,182	3,272	2,292	51,746	43,660
Bank	15,496	1,806	15,263	32,565	32,862
Residential mortgages	382,388	73,093	-	455,481	439,987
Australian credit cards	10,057	10,326	-	20,383	19,918
Other retail	10,622	1,796	-	12,418	12,053
Small business	12,926	3,763	-	16,689	16,753
Specialised lending	45,418	13,770	-	59,188	54,629
Securitisation[2]	14,787	7,243	79	22,109	22,546
Standardised	16,975	1,455	-	18,430	16,229
Total	646,273	178,712	32,632	857,617	823,626

31 March 2014	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[5]
Corporate[3]	52,527	51,131	10,313	113,971	113,322
Business lending	38,068	11,662	-	49,730	50,146
Sovereign	35,572	3,441	1,554	40,567	38,953
Bank	18,068	1,739	12,954	32,761	32,803
Residential mortgages	369,704	70,061	-	439,765	432,153
Australian credit cards	9,950	9,999	-	19,949	19,645
Other retail	10,368	1,780	-	12,148	11,818
Small business	12,786	3,998	-	16,784	16,711
Specialised lending	41,827	11,027	-	52,854	51,763
Securitisation[2]	14,633	7,902	167	22,702	22,772
Standardised[4]	16,184	1,347	-	17,531	14,889
Total	619,687	174,087	24,988	818,762	804,975

30 September 2013	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[6]
Corporate	47,416	52,003	10,038	109,457	102,306
Business lending	39,040	11,601	-	50,641	54,478
Sovereign	30,577	3,620	1,156	35,353	33,037
Bank	16,235	2,026	12,371	30,632	30,438
Residential mortgages	356,811	66,908	-	423,719	401,319
Australian credit cards	9,569	9,724	-	19,293	18,854
Other retail	9,760	1,688	-	11,448	10,580
Small business	12,667	4,006	-	16,673	12,902
Specialised lending	40,821	9,494	-	50,315	46,903
Securitisation[2]	14,274	8,448	236	22,958	21,412
Standardised	8,477	1,228	-	9,705	9,115
Total	585,647	170,746	23,801	780,194	741,344

1      Average is based on exposures as at 30 September 2014, 30 June 2014, 31 March 2014, 31 December 2013 and 30 September 2013.

2      EAD associated with securitisations is for the banking book only.

3      The Lloyds acquisition at 31 December 2013 added $2,092 million EAD.

4      The Lloyds acquisition at 31 December 2013 added $7,049 million EAD.

5      Average is based on exposures as at 31 March 2014, 31 December 2013 and 30 September 2013.

6      Average is based on exposures as at 30 September 2013, 30 June 2013, 31 March 2013, 31 December 2012 and 30 September 2012.

26 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report
Credit risk exposures

Exposure at Default by measurement method

30 September 2014	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	120,132	4,750	124,882
Business lending	48,476	1,209	49,685
Sovereign	51,746	851	52,597
Bank	32,565	121	32,686
Residential mortgages	455,481	4,964	460,445
Australian credit cards	20,383	-	20,383
Other retail	12,418	6,222	18,640
Small business	16,689	-	16,689
Specialised lending	59,188	313	59,501
Securitisation	22,109	-	22,109
Total	839,187	18,430	857,617

31 March 2014	IRB	Standardised	Total Exposure
$m	Approach	Approach[1]	at Default
Corporate	113,971	4,760	118,731
Business lending	49,730	1,100	50,830
Sovereign	40,567	810	41,377
Bank	32,761	115	32,876
Residential mortgages	439,765	4,362	444,127
Australian credit cards	19,949	-	19,949
Other retail	12,148	6,155	18,303
Small business	16,784	-	16,784
Specialised lending	52,854	229	53,083
Securitisation	22,702	-	22,702
Total	801,231	17,531	818,762

30 September 2013	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	109,457	1,016	110,473
Business lending	50,641	1,164	51,805
Sovereign	35,353	794	36,147
Bank	30,632	134	30,766
Residential mortgages	423,719	3,837	427,556
Australian credit cards	19,293	-	19,293
Other retail	11,448	2,519	13,967
Small business	16,673	-	16,673
Specialised lending	50,315	241	50,556
Securitisation	22,958	-	22,958
Total	770,489	9,705	780,194

Westpac Group September 2014 Pillar 3 report | 27

Pillar 3 report Credit risk exposures

Exposure at Default by industry classification

30 September 2014 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,320	7,480	2,879	20,178	88	20,840	6,697	9,210	8,085	7,303	15,736	8,047	10,290	-	979	120,132
Business lending	5,676	6,790	3,513	2,515	1	4,350	766	197	5,774	5,372	9,469	2,537	462	-	1,054	48,476
Sovereign	-	3	-	24,666	25,048	813	83	-	5	613	73	91	351	-	-	51,746
Bank	-	-	6	32,224	-	34	49	11	14	74	11	3	-	-	139	32,565
Residential mortgages	992	1,266	2,751	3,480	45	1,323	140	11,347	6,015	4,870	3,780	653	214	418,605	-	455,481
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	20,383	-	20,383
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	12,418	-	12,418
Small business	491	1,729	2,216	1,144	132	904	187	1,234	2,239	1,674	2,210	1,417	180	-	932	16,689
Specialised lending	183	-	628	444	242	29	1,326	50,451	112	1,071	29	3,122	1,389	-	162	59,188
Securitisation	-	-	-	20,933	-	610	-	16	410	140	-	-	-	-	-	22,109
Standardised	179	17	579	1,939	881	533	168	469	875	1,699	1,534	564	72	8,274	647	18,430
Total	9,841	17,285	12,572	107,523	26,437	29,436	9,416	72,935	23,529	22,816	32,842	16,434	12,958	459,680	3,913	857,617

1    Includes education, health & community services, cultural & recreational services and personal & other services.

2    Includes wholesale trade and retail trade.

3    Includes electricity, gas & water, and communication services.

28 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report Credit risk exposures

31 March 2014 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	1,977	7,690	2,868	15,963	112	20,197	7,209	9,215	7,597	7,189	14,178	8,697	10,164	-	915	113,971
Business lending	5,846	6,613	3,491	2,618	1	4,448	765	119	5,804	5,601	10,201	2,720	375	-	1,128	49,730
Sovereign	-	2	-	14,216	24,389	642	54	-	4	703	76	95	386	-	-	40,567
Bank	-	-	10	32,507	-	40	-	1	16	64	15	6	-	-	102	32,761
Residential mortgages	1,003	1,298	2,802	3,542	47	1,376	141	11,152	6,052	4,897	3,847	666	228	402,714	-	439,765
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	19,949	-	19,949
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	12,148	-	12,148
Small business	496	1,768	2,170	1,065	129	917	187	1,181	2,187	1,649	2,239	1,445	174	-	1,177	16,784
Specialised lending	241	-	624	546	-	32	1,169	45,987	118	1,039	32	1,270	1,639	-	157	52,854
Securitisation	-	-	-	21,555	-	605	-	16	386	140	-	-	-	-	-	22,702
Standardised	178	59	521	1,644	844	596	189	362	850	1,123	1,934	513	69	8,122	527	17,531
Total	9,741	17,430	12,486	93,656	25,522	28,853	9,714	68,033	23,014	22,405	32,522	15,412	13,035	442,933	4,006	818,762

1      Includes education, health & community services, cultural & recreational services and personal & other services.

2      Includes wholesale trade and retail trade.

3      Includes electricity, gas & water, and communication services.

Westpac Group September 2014 Pillar 3 report | 29

Pillar 3 report Credit risk exposures

30 September 2013 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	1,798	6,743	3,455	14,711	162	19,781	7,333	8,315	5,960	6,651	13,287	8,930	11,653	-	678	109,457
Business lending	5,695	6,926	3,618	2,640	6	4,629	786	139	5,730	5,513	10,373	2,808	347	-	1,431	50,641
Sovereign	-	2	-	10,126	23,417	941	152	-	4	259	80	96	276	-	-	35,353
Bank	-	-	2	30,233	-	34	-	1	15	76	5	6	-	-	260	30,632
Residential mortgages	987	1,276	2,771	3,386	47	1,384	153	9,919	5,991	4,856	3,852	676	226	388,195	-	423,719
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	19,293	-	19,293
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	11,448	-	11,448
Small business	516	1,753	2,134	1,021	145	931	189	1,130	2,225	1,821	2,187	1,553	181	-	887	16,673
Specialised lending	500	2	336	486	-	42	753	44,154	173	534	17	1,231	1,945	-	142	50,315
Securitisation	-	-	-	21,846	-	633	-	16	323	140	-	-	-	-	-	22,958
Standardised	136	19	164	1,347	795	290	43	342	201	517	958	254	79	4,458	102	9,705
Total	9,632	16,721	12,480	85,796	24,572	28,665	9,409	64,016	20,622	20,367	30,759	15,554	14,707	423,394	3,500	780,194

1      Includes education, health & community services, cultural & recreational services and personal & other services.

2      Includes wholesale trade and retail trade.

3      Includes electricity, gas & water, and communication services.

30 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report

Credit risk exposures

Exposure at Default by geography1

30 September 2014							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	86,725	17,250	3,796	9,461	2,900	-	120,132
Business lending	44,646	3,830	-	-	-	-	48,476
Sovereign	29,997	4,746	16,139	864	-	-	51,746
Bank	26,428	1,017	133	4,975	12	-	32,565
Residential mortgages	414,359	40,632	-	490	-	-	455,481
Australian credit cards	20,383	-	-	-	-	-	20,383
Other retail	9,160	3,258	-	-	-	-	12,418
Small business	14,479	2,210	-	-	-	-	16,689
Specialised lending	53,960	5,228	-	-	-	-	59,188
Securitisation	20,481	1,628	-	-	-	-	22,109
Standardised	14,651	-	-	727	-	3,052	18,430
Total	735,269	79,799	20,068	16,517	2,912	3,052	857,617

31 March 2014							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	80,053	18,151	3,716	9,366	2,685	-	113,971
Business lending	45,728	4,002	-	-	-	-	49,730
Sovereign	28,354	4,982	6,009	1,222	-	-	40,567
Bank	29,431	1,829	102	1,356	43	-	32,761
Residential mortgages	397,830	41,426	-	509	-	-	439,765
Australian credit cards	19,949	-	-	-	-	-	19,949
Other retail	8,862	3,286	-	-	-	-	12,148
Small business	14,468	2,316	-	-	-	-	16,784
Specialised lending	47,950	4,880	-	-	24	-	52,854
Securitisation	21,253	1,449	-	-	-	-	22,702
Standardised	14,120	-	-	711	-	2,700	17,531
Total	707,998	82,321	9,827	13,164	2,752	2,700	818,762

30 September 2013							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	79,195	16,827	3,185	8,052	2,198	-	109,457
Business lending	47,014	3,627	-	-	-	-	50,641
Sovereign	21,955	5,024	7,336	1,038	-	-	35,353
Bank	29,185	1,041	86	317	3	-	30,632
Residential mortgages	385,035	38,140	-	544	-	-	423,719
Australian credit cards	19,293	-	-	-	-	-	19,293
Other retail	8,400	3,048	-	-	-	-	11,448
Small business	14,542	2,131	-	-	-	-	16,673
Specialised lending	45,701	4,591	-	-	23	-	50,315
Securitisation	21,727	1,231	-	-	-	-	22,958
Standardised	6,383	-	-	541	-	2,781	9,705
Total	678,430	75,660	10,607	10,492	2,224	2,781	780,194

1  Geographic segmentation of exposures is based on the location of the office in which these items were booked.

Westpac Group September 2014 Pillar 3 report | 31

Pillar 3 report

Credit risk exposures

Exposure at Default by residual contractual maturity

30 September 2014						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	12,646	23,744	53,081	24,770	5,891	120,132
Business lending	3,171	10,788	22,760	6,395	5,362	48,476
Sovereign	1,086	24,973	6,870	6,755	12,062	51,746
Bank	3,481	5,266	19,007	4,169	642	32,565
Residential mortgages	33,677	6,973	32,844	11,263	370,724	455,481
Australian credit cards	20,383	-	-	-	-	20,383
Other retail	3,030	216	3,699	3,413	2,060	12,418
Small business	2,090	1,442	5,360	4,416	3,381	16,689
Specialised lending	569	16,292	27,408	9,864	5,055	59,188
Securitisation	147	7,323	4,251	3,201	7,187	22,109
Standardised	1,467	595	6,332	3,578	6,458	18,430
Total	81,747	97,612	181,612	77,824	418,822	857,617

31 March 2014						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	8,210	26,935	51,742	21,557	5,527	113,971
Business lending	3,346	11,323	22,679	6,584	5,798	49,730
Sovereign	934	14,533	6,674	5,324	13,102	40,567
Bank	1,547	7,478	19,715	3,912	109	32,761
Residential mortgages	32,118	7,265	34,823	10,421	355,138	439,765
Australian credit cards	19,949	-	-	-	-	19,949
Other retail	3,046	198	3,559	3,375	1,970	12,148
Small business	2,155	1,447	5,598	4,276	3,308	16,784
Specialised lending	551	15,505	24,993	7,283	4,522	52,854
Securitisation	157	8,196	4,380	2,727	7,242	22,702
Standardised	1,509	610	5,824	3,437	6,151	17,531
Total	73,522	93,490	179,987	68,896	402,867	818,762

30 September 2013						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	8,443	25,641	49,480	19,495	6,398	109,457
Business lending	3,465	11,579	22,937	6,386	6,274	50,641
Sovereign	1,068	10,915	5,618	5,460	12,292	35,353
Bank	3,124	6,223	18,090	2,970	225	30,632
Residential mortgages	30,558	7,174	36,987	9,831	339,169	423,719
Australian credit cards	19,293	-	-	-	-	19,293
Other retail	2,869	187	3,266	3,274	1,852	11,448
Small business	2,125	1,416	5,740	4,207	3,185	16,673
Specialised lending	687	15,492	23,877	6,658	3,601	50,315
Securitisation	186	7,889	4,618	2,270	7,995	22,958
Standardised	1,524	145	3,765	374	3,897	9,705
Total	73,342	86,661	174,378	60,925	384,888	780,194

32 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report

Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due but well secured, impaired loans, related provisions and actual losses is broken down by concentrations reflecting Westpac’s asset categories, industry and geography.

Impaired and past due loans by portfolio

	Items		Specific	Specific	Actual
30 September 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	but well secured	Loans	Impaired Loans	Impaired Loans [1]	12 months ended
Corporate	81	504	251	50%	171
Business lending	249	467	215	46%	234
Sovereign	-	-	-	-	-
Bank	-	5	5	100%	-
Residential mortgages	1,607	238	94	39%	121
Australian credit cards	-	78	58	74%	288
Other retail	2	129	83	64%	190
Small business	87	94	42	45%	72
Specialised lending	181	738	255	35%	174
Securitisation	-	3	-	-	-
Standardised	34	84	44	52%	52
Total	2,241	2,340	1,047	45%	1,302

	Items		Specific	Specific	Actual
31 March 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	but well secured	Loans	Impaired Loans	Impaired Loans [1]	6 months ended
Corporate	86	591	294	50%	111
Business lending	395	613	330	54%	119
Sovereign	-	-	-	-	-
Bank	-	4	4	100%	-
Residential mortgages	1,615	301	116	39%	58
Australian credit cards	-	93	64	69%	136
Other retail	1	145	91	63%	87
Small business	85	100	46	46%	14
Specialised lending	213	916	335	37%	60
Securitisation	-	-	-	-	-
Standardised	17	130	63	48%	12
Total	2,412	2,893	1,343	46%	597

	Items		Specific	Specific	Actual
30 September 2013	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	but well secured	Loans	Impaired Loans	Impaired Loans [1]	12 months ended
Corporate	78	935	430	46%	123
Business lending	395	775	357	46%	236
Sovereign	-	-	-	-	-
Bank	-	4	4	94%	-
Residential mortgages	1,578	376	122	33%	127
Australian credit cards	-	83	63	76%	286
Other retail	-	110	72	66%	180
Small business	87	101	47	47%	46
Specialised lending	327	1,105	396	36%	306
Securitisation	-	-	-	-	-
Standardised	22	111	63	57%	7
Total	2,487	3,600	1,554	43%	1,311

Westpac Group September 2014 Pillar 3 report | 33

Pillar 3 report
Credit risk exposures

Impaired and past due loans by industry classification

	Items		Specific	Specific	Actual
30 September 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	but well secured	Loans	Impaired Loans	Impaired Loans	12 months ended
Accommodation, cafes & restaurants	43	111	60	54%	31
Agriculture, forestry & fishing	65	137	56	41%	70
Construction	54	265	65	25%	40
Finance & insurance	31	111	45	41%	28
Government administration & defence	-	-	-	-	-
Manufacturing	39	185	72	39%	84
Mining	10	111	53	48%	14
Property, Property services & business services	274	726	337	46%	265
Services[1]	46	53	35	66%	62
Trade[2]	117	147	80	54%	62
Transport & storage	22	36	23	64%	45
Utilities[3]	8	11	9	82%	1
Retail lending	1,521	403	208	52%	588
Other	11	44	4	9%	12
Total	2,241	2,340	1,047	45%	1,302

	Items		Specific	Specific	Actual
31 March 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	but well secured	Loans	Impaired Loans	Impaired Loans	6 months ended
Accommodation, cafes & restaurants	48	130	66	51%	12
Agriculture, forestry & fishing	125	168	79	47%	39
Construction	64	310	74	24%	32
Finance & insurance	24	130	62	48%	18
Government administration & defence	-	-	-	-	-
Manufacturing	38	192	111	58%	10
Mining	22	100	38	38%	13
Property, Property services & business services	317	942	450	48%	111
Services[1]	50	96	60	63%	43
Trade[2]	140	232	129	56%	10
Transport & storage	36	42	25	60%	30
Utilities[3]	4	2	2	100%	-
Retail lending	1,519	498	239	48%	274
Other	25	51	8	16%	5
Total	2,412	2,893	1,343	46%	597

	Items		Specific	Specific	Actual
30 September 2013	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	but well secured	Loans	Impaired Loans	Impaired Loans	12 months ended
Accommodation, cafes & restaurants	37	168	69	41%	32
Agriculture, forestry & fishing	139	319	102	32%	36
Construction	74	199	76	38%	49
Finance & insurance	27	170	67	39%	12
Government administration & defence	-	-	-	-	-
Manufacturing	38	205	117	57%	47
Mining	31	92	41	45%	5
Property, Property services & business services	418	1,214	542	45%	424
Services[1]	64	166	93	56%	63
Trade[2]	124	265	127	48%	68
Transport & storage	20	73	49	67%	18
Utilities[3]	3	166	30	18%	2
Retail lending	1,500	529	233	44%	546
Other	12	34	8	24%	9
Total	2,487	3,600	1,554	43%	1,311

1      Includes education, health & community services, cultural & recreational services and personal & other services.

2      Includes wholesale trade and retail trade.

3      Includes electricity, gas & water, and communication services.

34 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report
Credit risk exposures

Impaired and past due loans by geography[1]

	Items		Specific	Specific	Actual
30 September 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	but well secured	Loans	Impaired Loans	Impaired Loans	12 months ended
Australia	2,134	1,818	852	47%	1,115
New Zealand	85	410	139	34%	156
Americas	-	-	-	-	-
Asia	2	3	2	67%	-
Europe	-	53	20	38%	17
Pacific	20	56	34	61%	14
Total	2,241	2,340	1,047	45%	1,302

	Items		Specific	Specific	Actual
31 March 2014	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	but well secured	Loans	Impaired Loans	Impaired Loans	6 months ended
Australia	2,294	2,330	1,117	48%	478
New Zealand	100	393	141	36%	101
Americas	-	-	-	-	-
Asia	1	6	2	33%	-
Europe	-	79	30	38%	15
Pacific	17	85	53	62%	3
Total	2,412	2,893	1,343	46%	597

	Items		Specific	Specific	Actual
30 September 2013	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	but well secured	Loans	Impaired Loans	Impaired Loans	12 months ended
Australia	2,329	2,789	1,248	45%	1,148
New Zealand	136	601	220	37%	158
Americas	-	4	1	33%	-
Asia	2	7	2	33%	-
Europe	-	109	33	30%	2
Pacific	20	90	50	56%	3
Total	2,487	3,600	1,554	43%	1,311

1      Geographic segmentation of exposures is based on the location of the office in which these items were booked.

Westpac Group September 2014 Pillar 3 report | 35

Pillar 3 report
Credit risk exposures

Movement in provisions for impairment

	For the	For the	For the
	6 months ended	6 months ended	6 months ended
	30 September	31 March	30 September
$m	2014	2014	2013
Collectively assessed provisions
Balance at beginning of the period	2,652	2,585	2,694
Provisions raised / (released)	221	284	143
Write-offs	(371)	(331)	(382)
Interest Adjustment	98	91	96
Exchange rate and other adjustments	14	23	34
Total	2,614	2,652	2,585

Individually assessed provisions
Balance at beginning of period	1,139	1,364	1,494
Provisions raised	335	349	555
Write-backs	(189)	(244)	(254)
Write-offs	(392)	(314)	(418)
Interest Adjustment	(11)	(23)	(37)
Exchange rate and other adjustments	(15)	7	24
Total	867	1,139	1,364

Total provisions for impairment losses on loans and credit commitments	3,481	3,791	3,949
General reserve for credit losses adjustment	133	92	83
Total provisions plus general reserve for credit losses	3,614	3,883	4,032

36 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report
Credit risk exposures

Portfolios subject to the standardised approach

This table presents exposures subject to the standardised approach.

As at 30 September 2014, exposures subject to the standardised approach and categorised by risk weight are primarily Westpac Pacific, the Lloyds asset finance portfolios, Asian retail exposures, the margin lending portfolio, self-managed superannuation fund and reverse mortgages portfolios and some other small portfolios. Mark-to-market related credit risk is also included in the standardised approach.

30 September 2014	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	245	-
2%	72	1
20%	1,554	311
35%	1,008	353
50%	2,266	1,133
75%	1,385	1,040
100%	11,880	11,880
150%	20	29
Mark-to-market related credit risk	-	8,905
Total	18,430	23,652

31 March 2014	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	235	-
2%	27	1
20%	1,595	319
35%	953	334
50%	2,009	1,004
75%	1,282	961
100%	11,403	11,403
150%	27	40
Mark-to-market related credit risk	-	7,257
Total	17,531	21,319

30 September 2013	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	33	-
20%	1,586	317
35%	982	343
50%	1,762	881
75%	968	726
100%	4,346	4,346
150%	28	42
Mark-to-market related credit risk	-	7,167
Total	9,705	13,822

Westpac Group September 2014 Pillar 3 report | 37

Pillar 3 report
Credit risk exposures

Portfolios subject to supervisory risk-weights in the IRB approach

Exposures subject to supervisory risk-weights in the IRB approach include assets categorised as specialised lending, where a regulatory capital ‘slotting’ approach applies.

Westpac currently has property finance and project finance credit risk exposures categorised as specialised lending. The ‘Credit Risk Management’ section of this report describes the mapping of Westpac risk grades to both external rating equivalents and regulatory capital ‘slots’.

Property finance

30 September 2014		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	10,852	43	7,596
Good	90%	28,048	224	25,243
Satisfactory	115%	10,719	300	12,327
Weak	250%	649	52	1,623
Default	NA	905	453	-
Total		51,173	1,072	46,789

31 March 2014		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	8,881	36	6,217
Good	90%	25,036	200	22,531
Satisfactory	115%	11,123	311	12,792
Weak	250%	711	57	1,777
Default	NA	1,156	579	-
Total		46,907	1,183	43,317

30 September 2013		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	8,482	34	5,937
Good	90%	23,625	189	21,264
Satisfactory	115%	10,450	293	12,017
Weak	250%	1,042	83	2,604
Default	NA	1,603	801	-
Total		45,202	1,400	41,822

38 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report
Credit risk exposures

Project finance

30 September 2014		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	5,266	21	3,687
Good	90%	2,121	17	1,909
Satisfactory	115%	223	6	256
Weak	250%	208	17	521
Default	NA	197	99	-
Total		8,015	160	6,373

31 March 2014		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	4,120	16	2,884
Good	90%	1,135	9	1,021
Satisfactory	115%	264	7	304
Weak	250%	208	17	521
Default	NA	220	111	-
Total		5,947	160	4,730

30 September 2013		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	3,698	15	2,589
Good	90%	813	7	731
Satisfactory	115%	104	3	119
Weak	250%	363	29	909
Default	NA	135	67	-
Total		5,113	121	4,348

Westpac Group September 2014 Pillar 3 report | 39

Pillar 3 report

Credit risk exposures

Portfolios subject to IRB approaches

Westpac has classified its transaction-managed exposures by the external credit rating to which the internally assigned credit risk grade aligns, as outlined in the ‘Credit Risk Management’ section of this report. Westpac’s internal rating system consists of more risk grades than does the range of external grades, and as a result, PD will vary from portfolio to portfolio for the same external grade. Westpac’s program-managed exposures are classified by PD band. The average PD within a band likewise varies from portfolio to portfolio.

For non-defaulted exposures, regulatory expected loss is defined as the product of PD, LGD and EAD. For defaulted exposures, regulatory expected loss is based upon best estimates of loss. Expected loss is calculated at the facility level and then aggregated. However, multiplying the aggregates of the PD, LGD and EAD, as reported in the tables below (e.g. $119,429m x 0.91% x 46%), does not always equal the aggregate regulatory expected loss ($475m) because the product of two averages does not equal the average of a product.

Corporate portfolio by external credit rating

							Risk	Average
30 September 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	353	1	354	0.01%	23%	-	34	10%
AA	3,126	1,652	4,816	0.03%	38%	1	720	15%
A	16,718	11,215	27,946	0.07%	49%	10	8,059	29%
BBB	29,833	19,672	49,486	0.22%	48%	51	24,177	49%
BB	23,060	10,543	33,578	1.27%	41%	173	29,970	89%
B	804	135	939	3.70%	37%	13	1,066	114%
Other	1,705	605	2,310	21.47%	43%	227	5,248	227%
Subtotal	75,599	43,823	119,429	0.91%	46%	475	69,274	58%
Default	556	36	703	NA	53%	352	925	132%
Total	76,155	43,859	120,132	1.49%	46%	827	70,199	58%

							Risk	Average
31 March 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	327	64	391	0.01%	22%	-	34	9%
AA	1,933	1,391	3,324	0.03%	44%	-	494	15%
A	12,551	10,250	22,800	0.07%	51%	9	6,543	29%
BBB	29,273	20,437	49,717	0.21%	47%	51	23,759	48%
BB	23,260	10,211	33,554	1.32%	41%	180	29,917	89%
B	778	198	977	3.70%	41%	15	1,214	124%
Other	1,875	542	2,419	22.87%	43%	252	5,465	226%
Subtotal	69,997	43,093	113,182	1.02%	46%	507	67,426	60%
Default	632	55	789	NA	55%	390	1,114	141%
Total	70,629	43,148	113,971	1.70%	46%	897	68,540	60%

							Risk	Average
30 September 2013		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	310	63	374	0.02%	22%	-	37	10%
AA	1,768	1,692	3,460	0.05%	42%	1	702	20%
A	10,994	9,988	20,982	0.08%	49%	8	6,063	29%
BBB	26,593	21,292	47,894	0.21%	47%	49	22,409	47%
BB	21,957	9,979	32,048	1.34%	41%	175	28,685	90%
B	916	363	1,280	3.62%	36%	18	1,405	110%
Other	1,815	465	2,284	24.52%	41%	246	5,044	221%
Subtotal	64,353	43,842	108,322	1.07%	45%	497	64,345	59%
Default	913	107	1,135	NA	52%	539	1,770	156%
Total	65,266	43,949	109,457	2.09%	45%	1,036	66,115	60%

1      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

40 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report

Credit risk exposures

Business lending portfolio by external credit rating

							Risk	Average
30 September 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	1	49	49	0.02%	60%	-	5	10%
A	203	61	264	0.09%	47%	-	74	28%
BBB	1,740	694	2,428	0.22%	28%	2	636	26%
BB	32,017	8,333	40,249	1.62%	31%	210	25,007	62%
B	1,963	249	2,211	3.70%	32%	27	1,777	80%
Other	2,295	203	2,492	24.11%	37%	231	4,185	168%
Subtotal	38,219	9,589	47,693	2.81%	31%	470	31,684	66%
Default	688	31	783	NA	44%	298	1,441	184%
Total	38,907	9,620	48,476	4.38%	32%	768	33,125	68%

							Risk	Average
31 March 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	1	51	52	0.02%	60%	-	5	9%
A	211	63	273	0.09%	46%	-	75	28%
BBB	1,868	821	2,675	0.23%	28%	2	710	27%
BB	32,502	8,829	41,173	1.60%	31%	211	25,199	61%
B	1,926	233	2,157	3.70%	33%	28	1,794	83%
Other	2,121	209	2,328	23.83%	37%	215	3,904	168%
Subtotal	38,629	10,206	48,658	2.67%	31%	456	31,687	65%
Default	971	39	1,072	NA	43%	419	1,759	164%
Total	39,600	10,245	49,730	4.77%	32%	875	33,446	67%

							Risk	Average
30 September 2013		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	-	53	53	0.04%	56%	-	6	11%
A	152	41	193	0.09%	42%	-	53	27%
BBB	1,956	794	2,749	0.23%	28%	2	711	26%
BB	32,742	8,701	41,444	1.59%	31%	212	25,416	61%
B	2,201	223	2,423	3.62%	33%	32	2,040	84%
Other	2,336	198	2,534	22.24%	36%	218	4,116	162%
Subtotal	39,387	10,010	49,396	2.67%	31%	464	32,342	65%
Default	1,130	48	1,245	NA	44%	442	2,478	199%
Total	40,517	10,058	50,641	5.06%	32%	906	34,820	69%

1      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group September 2014 Pillar 3 report | 41

Pillar 3 report

Credit risk exposures

Soverign portfolio by external credit rating

							Risk	Average
30 September 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	13,177	293	14,823	0.01%	5%	-	175	1%
AA	31,609	1,703	34,136	0.02%	8%	-	568	2%
A	830	514	1,379	0.05%	19%	-	122	9%
BBB	878	500	1,378	0.31%	47%	3	741	54%
BB	13	17	30	2.18%	33%	-	21	70%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	46,507	3,027	51,746	0.03%	8%	3	1,627	3%
Default	-	-	-	NA	-	-	-	-
Total	46,507	3,027	51,746	0.03%	8%	3	1,627	3%

							Risk	Average
31 March 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	13,828	839	15,359	0.01%	5%	-	171	1%
AA	19,692	1,737	22,388	0.02%	7%	-	431	2%
A	1,087	639	1,726	0.06%	22%	-	169	10%
BBB	938	76	1,014	0.32%	49%	3	566	56%
BB	47	33	80	1.50%	34%	-	50	62%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	35,592	3,324	40,567	0.03%	8%	3	1,387	3%
Default	-	-	-	NA	-	-	-	-
Total	35,592	3,324	40,567	0.03%	8%	3	1,387	3%

							Risk	Average
30 September 2013		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	8,098	822	9,673	0.02%	6%	-	232	2%
AA	20,866	1,396	23,146	0.03%	8%	1	985	4%
A	987	432	1,419	0.07%	19%	-	152	11%
BBB	364	635	999	0.31%	57%	2	613	61%
BB	33	83	116	1.78%	39%	1	63	55%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	30,348	3,368	35,353	0.04%	9%	4	2,045	6%
Default	-	-	-	NA	-	-	-	-
Total	30,348	3,368	35,353	0.04%	9%	4	2,045	6%

1      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

42 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report Credit risk exposures

Bank portfolio by external credit rating

							Risk	Average
30 September 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	627	-	627	0.01%	12%	-	26	4%
AA	12,859	26	13,410	0.03%	52%	2	3,340	25%
A	16,128	212	16,357	0.07%	45%	5	4,424	27%
BBB	1,725	141	1,866	0.22%	41%	2	750	40%
BB	267	-	267	0.59%	21%	-	91	34%
B	-	-	-	-	-	-	-	-
Other	33	-	33	40.01%	60%	8	114	345%
Subtotal	31,639	379	32,560	0.11%	47%	17	8,745	27%
Default	5	-	5	NA	100%	5	-	-
Total	31,644	379	32,565	0.12%	47%	22	8,745	27%

							Risk	Average
31 March 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	1,179	-	1,179	0.01%	10%	-	48	4%
AA	12,530	22	12,551	0.03%	56%	2	3,076	25%
A	16,288	301	16,588	0.07%	49%	6	4,702	28%
BBB	1,759	14	1,773	0.26%	32%	1	587	33%
BB	665	-	665	0.64%	21%	1	224	34%
B	-	-	-	-	-	-	-	-
Other	-	-	1	11.85%	60%	-	1	266%
Subtotal	32,421	337	32,757	0.07%	49%	10	8,638	26%
Default	4	-	4	NA	100%	5	-	-
Total	32,425	337	32,761	0.09%	49%	15	8,638	26%

							Risk	Average
30 September 2013		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	1,357	-	1,357	0.02%	11%	-	70	5%
AA	11,203	27	11,231	0.05%	57%	3	3,642	32%
A	15,652	660	15,998	0.07%	51%	6	5,132	32%
BBB	1,442	19	1,461	0.24%	27%	1	420	29%
BB	580	-	580	0.64%	20%	1	202	35%
B	-	-	-	-	-	-	-	-
Other	-	-	1	11.59%	60%	-	1	309%
Subtotal	30,234	706	30,628	0.08%	50%	11	9,467	31%
Default	4	-	4	NA	100%	4	-	-
Total	30,238	706	30,632	0.09%	50%	15	9,467	31%

1      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group September 2014 Pillar 3 report | 43

Pillar 3 report Credit risk exposures

Residential mortgages portfolio by PD band

							Risk	Average
30 September 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	195,607	38,453	234,197	0.07%	20%	33	8,919	4%
0.10 to 0.25	20,167	10,638	30,506	0.18%	20%	11	2,485	8%
0.25 to 1.0	113,862	21,946	135,138	0.46%	20%	126	20,960	16%
1.0 to 2.5	33,941	2,875	36,410	1.49%	21%	112	12,782	35%
2.5 to 10.0	11,978	407	12,364	4.78%	20%	121	8,372	68%
10.0 to 99.99	4,824	21	4,851	29.07%	20%	277	5,219	108%
Subtotal	380,379	74,340	453,466	0.75%	20%	680	58,737	13%
Default	2,008	14	2,015	NA	20%	131	4,334	215%
Total	382,387	74,354	455,481	1.19%	20%	811	63,071	14%

							Risk	Average
31 March 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	186,935	37,112	224,191	0.07%	20%	31	8,527	4%
0.10 to 0.25	18,417	9,424	27,533	0.18%	20%	10	2,260	8%
0.25 to 1.0	109,763	21,361	130,463	0.45%	20%	121	20,175	15%
1.0 to 2.5	35,710	2,954	38,272	1.50%	21%	118	13,483	35%
2.5 to 10.0	11,966	416	12,357	4.70%	21%	119	8,302	67%
10.0 to 99.99	4,964	19	4,990	29.56%	20%	288	5,325	107%
Subtotal	367,755	71,286	437,806	0.78%	20%	687	58,072	13%
Default	1,947	20	1,959	NA	20%	150	4,107	210%
Total	369,702	71,306	439,765	1.22%	20%	837	62,179	14%

							Risk	Average
30 September 2013		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	180,302	35,925	216,375	0.07%	20%	30	8,229	4%
0.10 to 0.25	19,502	8,066	27,286	0.19%	20%	10	2,246	8%
0.25 to 1.0	104,863	20,863	125,179	0.46%	20%	116	19,641	16%
1.0 to 2.5	33,568	2,686	35,906	1.49%	21%	111	13,022	36%
2.5 to 10.0	11,799	377	12,158	4.66%	20%	116	8,446	69%
10.0 to 99.99	4,714	20	4,741	29.89%	20%	279	5,074	107%
Subtotal	354,748	67,937	421,645	0.78%	20%	662	56,658	13%
Default	2,062	19	2,074	NA	20%	156	4,362	210%
Total	356,810	67,956	423,719	1.27%	20%	818	61,020	14%

1      Outstandings are balances that were drawn down as at the reporting date.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

44 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report Credit risk exposures

Australian credit cards portfolio by PD band

							Risk	Average
30 September 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2,158	11,296	7,383	0.08%	76%	5	313	4%
0.10 to 0.25	846	2,792	2,301	0.19%	75%	3	185	8%
0.25 to 1.0	2,751	2,741	4,378	0.64%	77%	22	964	22%
1.0 to 2.5	2,256	2,624	3,752	1.54%	77%	44	1,607	43%
2.5 to 10.0	1,330	630	1,808	4.41%	75%	60	1,586	88%
10.0 to 99.99	628	77	671	22.33%	75%	112	1,271	189%
Subtotal	9,969	20,160	20,293	1.61%	76%	246	5,926	29%
Default	90	10	90	NA	77%	58	143	159%
Total	10,059	20,170	20,383	2.04%	76%	304	6,069	30%

							Risk	Average
31 March 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2,098	11,166	7,324	0.09%	76%	5	311	4%
0.10 to 0.25	811	2,650	2,198	0.19%	75%	3	176	8%
0.25 to 1.0	2,766	2,687	4,384	0.65%	76%	22	964	22%
1.0 to 2.5	2,069	2,230	3,282	1.53%	77%	39	1,401	43%
2.5 to 10.0	1,403	687	1,911	4.43%	75%	64	1,686	88%
10.0 to 99.99	695	86	742	22.72%	75%	125	1,413	190%
Subtotal	9,842	19,506	19,841	1.73%	76%	258	5,951	30%
Default	108	12	108	NA	77%	65	237	219%
Total	9,950	19,518	19,949	2.26%	76%	323	6,188	31%

							Risk	Average
30 September 2013		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2,698	12,845	8,673	0.06%	76%	4	294	3%
0.10 to 0.25	1,097	1,735	2,172	0.18%	75%	3	169	8%
0.25 to 1.0	2,271	1,641	3,343	0.60%	76%	16	692	21%
1.0 to 2.5	1,679	2,126	2,851	1.48%	77%	32	1,186	42%
2.5 to 10.0	1,324	533	1,729	4.63%	75%	60	1,546	89%
10.0 to 99.99	403	57	428	25.73%	74%	81	834	195%
Subtotal	9,472	18,937	19,196	1.36%	76%	196	4,721	25%
Default	97	9	97	NA	77%	64	149	153%
Total	9,569	18,946	19,293	1.86%	76%	260	4,870	25%

1      Outstandings are balances that were drawn down as at the reporting date.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group September 2014 Pillar 3 report | 45

Pillar 3 report Credit risk exposures

Other retail portfolio by PD band

							Risk	Average
30 September 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	1	1	2	0.08%	76%	-	-	-
0.10 to 0.25	156	582	570	0.15%	44%	-	92	16%
0.25 to 1.0	1,583	1,531	2,264	0.54%	66%	8	1,153	51%
1.0 to 2.5	4,645	913	5,140	1.66%	59%	52	3,885	76%
2.5 to 10.0	2,768	721	2,918	5.13%	70%	106	3,220	110%
10.0 to 99.99	1,334	331	1,388	22.80%	67%	214	2,070	149%
Subtotal	10,487	4,079	12,282	4.60%	63%	380	10,420	85%
Default	134	7	136	NA	68%	76	233	171%
Total	10,621	4,086	12,418	5.64%	63%	456	10,653	86%

							Risk	Average
31 March 2014		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2	2	3	0.08%	76%	-	1	17%
0.10 to 0.25	187	671	656	0.15%	44%	-	105	16%
0.25 to 1.0	1,615	1,697	2,402	0.54%	65%	9	1,217	51%
1.0 to 2.5	4,609	692	4,926	1.63%	60%	50	3,759	76%
2.5 to 10.0	2,534	685	2,688	5.18%	70%	98	2,959	110%
10.0 to 99.99	1,273	285	1,324	23.61%	67%	212	1,988	150%
Subtotal	10,220	4,032	11,999	4.55%	63%	369	10,029	84%
Default	147	7	149	NA	67%	83	236	158%
Total	10,367	4,039	12,148	5.72%	63%	452	10,265	85%

							Risk	Average
30 September 2013		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	1	1	2	0.06%	75%	-	-	-
0.10 to 0.25	177	636	624	0.15%	44%	-	99	16%
0.25 to 1.0	1,596	1,703	2,326	0.55%	66%	9	1,194	51%
1.0 to 2.5	4,474	641	4,781	1.63%	60%	48	3,657	76%
2.5 to 10.0	2,266	536	2,421	5.02%	70%	86	2,653	110%
10.0 to 99.99	1,119	225	1,165	23.08%	67%	182	1,742	150%
Subtotal	9,633	3,742	11,319	4.26%	63%	325	9,345	83%
Default	123	7	129	NA	66%	73	212	164%
Total	9,756	3,749	11,448	5.33%	63%	398	9,557	83%

1      Outstandings are balances that were drawn down as at the reporting date.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

46 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report Credit risk exposures

Small business portfolio by PD band

						Regulatory	Risk	Average
30 September 2014		Committed	Exposure	Probability	Loss Given	Expected	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Loss	Assets	Weight
0.0 to 0.10	544	654	1,152	0.08%	29%	-	65	6%
0.10 to 0.25	818	493	1,316	0.20%	26%	1	149	11%
0.25 to 1.0	5,394	1,301	6,752	0.60%	41%	16	2,208	33%
1.0 to 2.5	4,921	591	5,450	1.45%	37%	29	2,472	45%
2.5 to 10.0	1,214	96	1,311	5.57%	27%	20	566	43%
10.0 to 99.99	430	8	440	27.06%	34%	42	344	78%
Subtotal	13,321	3,143	16,421	1.92%	36%	108	5,804	35%
Default	213	7	268	NA	45%	105	507	189%
Total	13,534	3,150	16,689	3.50%	36%	213	6,311	38%

						Regulatory	Risk	Average
31 March 2014		Committed	Exposure	Probability	Loss Given	Expected	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Loss	Assets	Weight
0.0 to 0.10	291	555	796	0.07%	33%	-	47	6%
0.10 to 0.25	825	546	1,376	0.24%	26%	1	171	12%
0.25 to 1.0	4,652	1,311	6,025	0.60%	44%	15	2,130	35%
1.0 to 2.5	6,195	781	6,911	1.50%	33%	33	2,817	41%
2.5 to 10.0	812	89	902	5.58%	30%	16	433	48%
10.0 to 99.99	480	8	491	28.82%	34%	49	389	79%
Subtotal	13,255	3,290	16,501	2.03%	36%	114	5,987	36%
Default	229	8	283	NA	43%	105	521	184%
Total	13,484	3,298	16,784	3.69%	36%	219	6,508	39%

						Regulatory	Risk	Average
30 September 2013		Committed	Exposure	Probability	Loss Given	Expected	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Loss	Assets	Weight
0.0 to 0.10	289	404	695	0.08%	26%	-	39	6%
0.10 to 0.25	1,355	785	2,081	0.24%	28%	1	269	13%
0.25 to 1.0	4,928	1,213	6,216	0.61%	46%	16	2,259	36%
1.0 to 2.5	4,661	236	4,902	1.39%	38%	25	2,254	46%
2.5 to 10.0	1,708	402	2,064	4.00%	24%	22	761	37%
10.0 to 99.99	430	6	439	28.73%	35%	46	357	81%
Subtotal	13,371	3,046	16,397	1.95%	37%	110	5,939	36%
Default	230	8	276	NA	44%	97	567	206%
Total	13,601	3,054	16,673	3.58%	38%	207	6,506	39%

1      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

2      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group September 2014 Pillar 3 report | 47

Pillar 3 report

Credit risk exposures

Credit Quality

The improvement in quality of the portfolio seen over recent periods continued into Second Half 2014, with a reduction in stressed assets, a decrease in the emergence of new problem facilities, and the additional resolution and work-out of impaired facilities.

The improvement in asset quality has been most prevalent in the specialised lending and business lending portfolios. The consumer portfolios also remain sound, with low interest rates and continuing cautious consumer behaviour contributing to the performance of the portfolio.

Actual losses

30 September 2014	Write-offs	Legal and	Write-offs from			Actual Losses for the
$m	direct	recovery costs	provisions	[1]	Recoveries	12 months ended
Corporate	2	-	184		(15)	171
Business lending	64	8	176		(14)	234
Sovereign	-	-	-		-	-
Bank	-	-	-		-	-
Residential mortgages	26	-	96		(1)	121
Australian credit cards	303	-	-		(15)	288
Other retail	226	4	-		(40)	190
Small business	50	3	30		(11)	72
Specialised lending	4	6	164		-	174
Securitisation	-	-	-		-	-
Standardised	4	2	56		(10)	52
Total	679	23	706		(106)	1,302

31 March 2014	Write-offs	Legal and	Write-offs from			Actual Losses for the
$m	direct	recovery costs	provisions	[1]	Recoveries	6 months ended
Corporate	1	-	113		(3)	111
Business lending	48	4	75		(8)	119
Sovereign	-	-	-		-	-
Bank	-	-	-		-	-
Residential mortgages	11	-	47		-	58
Australian credit cards	144	-	-		(8)	136
Other retail	102	1	-		(16)	87
Small business	11	1	10		(8)	14
Specialised lending	2	4	54		-	60
Securitisation	-	-	-		-	-
Standardised	1	1	15		(5)	12
Total	320	11	314		(48)	597

30 September 2013	Write-offs	Legal and	Write-offs from			Actual Losses for the
$m	direct	recovery costs	provisions	[1]	Recoveries	12 months ended
Corporate	8	-	125		(10)	123
Business lending	95	10	144		(13)	236
Sovereign	-	-	-		-	-
Bank	-	-	-		-	-
Residential mortgages	29	1	100		(3)	127
Australian credit cards	301	-	-		(15)	286
Other retail	203	5	(1)		(27)	180
Small business	28	5	18		(5)	46
Specialised lending	9	7	290		-	306
Securitisation	-	-	-		-	-
Standardised	7	-	3		(3)	7
Total	680	28	679		(76)	1,311

1  Write-offs from individually assessed provisions.

48 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report

Credit risk exposures

Regulatory loss estimates and actual losses

The table below compares regulatory credit risk estimates used in the calculation of risk weighted assets to the average of actual outcomes observed since the time of Advanced IRB accreditation for each portfolio.

Predicted parameters represent average internally predicted long-run probabilities of default for non-defaulted obligors at the start of each year, as well as downturn estimates of loss (or the regulatory minimum where required). They are averaged using data from the financial years beginning at the time of Advanced IRB accreditation (2008 for most portfolios) and compared to observed outcomes over the same period1.

Predicted parameters are updated annually and utilise observed outcomes from prior periods as a key input.

In order to appropriately include the most recent half-year period, its outcomes have been annualised.

Default rates

At the start of each year, a predicted default probability is assigned to all non-defaulted obligors. This is averaged over the portfolio and reported as the predicted default rate. This is compared to the actual default rate for the year. Both predicted and observed annual default rates are then averaged over the observation period.

Loss Given Default (LGD)

The LGD analysis excludes recent defaults in order to allow sufficient time for the full workout of the facility and hence an accurate LGD to be determined. The workout period varies by portfolio: a two year workout period is assumed for transaction-managed and residential mortgage lending; and a one year period for other program-managed portfolios.

Exposure at Default (EAD)

The EAD variance compares the observed EAD to the predicted EAD one year prior to default. For transaction-managed portfolios, predicted EAD is currently mandated to be 100% of committed exposures. The observed EAD is averaged for all obligors that defaulted over the observation period.

						Observed EAD
30 September 2014	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[2]	Predicted	Observed	Predicted	Observed	Predicted[3]
Corporate	827	2.27%	1.19%	51%	39%	(28%)
Business lending	768	2.25%	1.59%	34%	21%	(12%)
Sovereign	3	0.24%	-	-	-	-
Bank	22	0.51%	-	-	-	-
Residential mortgages	811	0.67%	0.59%	20%	6%	-
Australian credit cards	304	1.51%	1.43%	76%	57%	(4%)
Other retail	456	4.42%	2.86%	70%	53%	(4%)
Small business	213	2.53%	1.67%	33%	21%	(9%)
Specialised lending	1,232	NA	2.51%	NA	27%	(7%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,636	NA	NA	NA	NA	NA

1           Predicted parameters are not available for specialised lending, securitisation or standardised exposures because risk weights for these portfolios do not rely on credit estimates and are shown as NA in the tables above.

2           Includes regulatory expected losses for defaulted and non-defaulted exposures.

3           A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

Westpac Group September 2014 Pillar 3 report | 49

Pillar 3 report

Credit risk exposures

						Observed EAD
31 March 2014	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[1]	Predicted	Observed	Predicted	Observed	Predicted[2]
Corporate	897	2.27%	1.17%	50%	46%	(28%)
Business lending	875	2.25%	1.61%	34%	20%	(11%)
Sovereign	3	0.24%	-	-	-	-
Bank	15	0.51%	-	-	-	-
Residential mortgages	837	0.67%	0.62%	20%	6%	-
Australian credit cards	323	1.55%	1.44%	76%	58%	(3%)
Other retail	452	4.74%	2.88%	71%	54%	(3%)
Small business	219	2.50%	1.67%	33%	21%	(8%)
Specialised lending	1,343	NA	2.57%	NA	29%	(7%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,964	NA	NA	NA	NA	NA

						Observed EAD
30 September 2013	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[1]	Predicted	Observed	Predicted	Observed	Predicted[2]
Corporate	1,036	2.19%	1.35%	51%	41%	(28%)
Business lending	906	2.20%	1.65%	34%	22%	(11%)
Sovereign	4	0.26%	-	-	-	-
Bank	15	0.46%	-	-	-	-
Residential mortgages	818	0.68%	0.59%	20%	6%	-
Australian credit cards	260	1.60%	1.44%	76%	58%	(4%)
Other retail	398	4.75%	2.91%	70%	51%	(4%)
Small business	207	2.88%	1.71%	31%	18%	(8%)
Specialised lending	1,521	NA	2.76%	NA	32%	(8%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	5,165	NA	NA	NA	NA	NA

1           Includes regulatory expected losses for defaulted and non-defaulted exposures.

2           A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

50 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report

Credit risk exposures

This section describes the way in which Westpac reduces its credit risk by using financial collateral, guarantees or credit derivatives for Corporate, Sovereign and Bank asset classes.

Approach

Westpac recognises credit risk mitigation only when formal legal documentation is held that establishes Westpac’s direct, irrevocable and unconditional recourse to the collateral or to an unrelated credit risk mitigation provider. The minimum standards to be met so that credit risk mitigation can be recognised are embodied in Westpac’s credit rules and policies. All proposals for risk mitigation require a formal submission confirming compliance with these standards, for approval by an authorised credit officer. Authorised credit officer approval is also required for existing risk mitigation to be discontinued or withdrawn.

The amount of credit risk mitigation recognised is the face value of the mitigation instrument, which is adjusted by the application of discounts for any maturity and/or currency mismatch with the underlying obligation, so that a discounted amount is recognised when calculating the residual exposure after mitigation.

For regulatory capital purposes Westpac addresses credit risk mitigation as follows:

▪                  exposures secured by cash, eligible financial collateral or where protection is bought via credit linked notes, provided the proceeds are invested in either cash or eligible financial collateral, are included at the gross value, with risk weighted assets for the portion thus secured calculated by applying a 5% LGD1;

▪                  exposures that are mitigated by way of eligible guarantees, standby letters of credit or similar instruments, where Westpac has direct recourse to an unrelated third party on default or non-payment by the customer, or credit protection bought via credit default swaps where Westpac is entitled to recover either full principal or credit losses on occurrence of defined credit events, are treated under double default rules where the protection provider is a financial firm rated A/A2 or better; and

▪                  exposures that are mitigated by way of guarantees, letters of credit, credit default swaps or similar instruments, where the eligibility criteria for double default treatment are not met, are treated under the substitution approach.

Structure and organisation

Westpac Institutional Bank is responsible for managing the overall risk in Westpac’s corporate, sovereign and bank credit portfolios, and uses a variety of instruments, including securitisation and single name credit default swaps, to manage loan and counterparty risk. Westpac Institutional Bank has a dedicated portfolio trading desk with the specific mandate of actively monitoring the underlying exposure and the offsetting hedge book.

Risk reporting

Monthly reports are issued, which detail risk mitigated facilities where the mitigation instruments mature within 30 to 90 days. An independent operational unit supervises this process to ensure that the relevant business and credit risk management units’ decisions are taken and actions implemented in a timely fashion.

Specific reporting is maintained and monitored on the matching of hedges with underlying facilities, with any adjustments to hedges (e.g. unwinds or extensions) managed dynamically.

Netting

Risk reduction by way of current account set-offs is recognised for exposures to creditworthy customers domiciled in Australia and New Zealand only. Customers are required to enter into formal agreements giving Westpac the unfettered right to set-off gross credit and debit balances in their nominated accounts to determine Westpac’s net exposure within each of these two jurisdictions. Cross-border set-offs are not permitted.

Close-out netting is undertaken for off-balance sheet financial market transactions with counterparties with whom Westpac has entered into master netting agreements which allow such netting in specified jurisdictions. Close-out netting effectively aggregates pre-settlement risk exposure at time of default, thus reducing overall exposure.

Collateral valuation and management

Westpac revalues financial markets and associated collateral positions on a daily basis to monitor the net risk position, and has formal processes in place so that calls for collateral top-up or exposure reduction are made promptly. An independent operational unit has responsibility for monitoring these positions. The collateralisation arrangements are documented via the Credit Support Annex of the International Swaps and Derivatives Association (ISDA) master agreement for derivatives transactions and Global Master Repurchase Agreement (GMRA) for repurchase transactions.

1         Excludes collateralised derivative transactions.

Westpac Group September 2014 Pillar 3 report | 51

Pillar 3 report

Credit risk exposures

Types of collateral taken

Westpac recognises the following as eligible collateral for credit risk mitigation by way of risk reduction:

▪                  cash (primarily in Australian dollars (AUD), New Zealand dollars (NZD), US dollars (USD), Canadian dollars (CAD), British pounds (GBP), or Euro (EUR));

▪                  bonds issued by Australian Commonwealth, State and Territory governments or their Public Sector Enterprises, provided these attract a zero risk-weighting under APS112;

▪                  securities issued by other specified AA-/Aa3 or better rated sovereign governments; and

▪                  credit-linked notes (provided the proceeds are invested in cash or other eligible collateral described above).

Guarantor/credit derivative counterparties

For mitigation by risk transfer, Westpac only recognises unconditional irrevocable guarantees or standby letters of credit issued by, or eligible credit derivative protection bought from, the following entities provided they are not related to the underlying obligor:

▪                  sovereign entities;

▪                  public sector entities in Australia and New Zealand;

▪                  authorised deposit taking institutions and overseas banks; and

▪                  other entities with a minimum risk grade equivalent of A-/A3.

Market and/or credit risk concentrations

When Westpac uses credit risk mitigation techniques to reduce counterparty exposure, limits are applied to both gross (i.e. pre-mitigation) and net exposure.

Furthermore, exposure is recorded against the provider of any credit risk mitigation and a limit framework prevents excessive concentration to such counterparties.

All exposures to risk transfer counterparties are separately approved under Westpac’s usual credit approval process, with the amount and tenor of mitigation recorded against the counterparty in Westpac’s exposure management systems. The credit quality of mitigation providers is reviewed regularly in accordance with Westpac’s usual periodic review processes.

Market risks arising from credit risk mitigation activities are managed similarly to market risks arising from any other trading activities.

These risks are managed under either the market risk banking book or trading book frameworks as appropriate.

52 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report

Credit risk exposures

Total exposure covered by collateral, credit derivatives and guarantees

		Impact		Total exposure for	Credit Risk Mitigants
30 September 2014	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	120,235	(103)	120,132	4,671	1,774	46	57
Sovereign	51,746	-	51,746	254	50	175	-
Bank	32,462	103	32,565	7,740	3,203	149	150
Total	204,443	-	204,443	12,665	5,027	370	207

		Impact		Total exposure for	Credit Risk Mitigants
31 March 2014	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	114,030	(59)	113,971	4,044	1,829	5	54
Sovereign	40,567	-	40,567	194	25	150	-
Bank	32,702	59	32,761	3,320	1,000	128	149
Total	187,299	-	187,299	7,558	2,854	283	203

		Impact		Total exposure for	Credit Risk Mitigants
30 September 2013	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	109,568	(111)	109,457	3,588	1,939	4	107
Sovereign	35,353	-	35,353	218	17	195	-
Bank	30,521	111	30,632	3,196	852	135	114
Total	175,442	-	175,442	7,002	2,808	334	221

1           Impact of credit mitigation under the substitution approach.

Westpac Group September 2014 Pillar 3 report | 53

Pillar 3 report
Counterparty credit risk

This section describes Westpac’s exposure to credit risk arising from derivative and treasury products.

Approach

Westpac’s process for managing derivatives and counterparty credit risk is based on its assessment of the potential future credit risk Westpac is exposed to when dealing in derivatives products and securities financing transactions. Westpac simulates future market rates by imposing shocks on market prices and rates, and assessing the effect these shocks have on the mark-to-market value of Westpac’s positions. These simulated exposure numbers are then checked against pre-settlement risk limits that are set at the counterparty level.

Structure and organisation

The Financial Markets and Treasury Risk management team is charged with managing the counterparty credit exposure arising from derivatives and treasury products.

Risk reporting

Westpac actively reassesses and manages the counterparty credit exposure arising from derivatives business. A daily simulation of potential future counterparty credit exposure taking into account movements in market rates is conducted. This simulation quantifies credit exposure using the Derivative Risk Equivalent (DRE) methodology and exposure is loaded into a credit limit management system. Limit excesses are reported to credit managers and actioned within strict timeframes.

Market related credit risk

There are two components to the regulatory capital requirements for credit risk arising from derivative products:

▪                  Capital to absorb losses arising from the default of derivative counterparties. This has been included as part of the “IRB Approach” credit capital requirements since Westpac’s Basel II accreditation.

▪                  Capital to absorb losses arising from mark-to-market valuation movements resulting from changes in the credit quality of derivative counterparties. These valuation movements are referred to as credit valuation adjustments and this risk is sometimes labelled as credit valuation adjustment or CVA risk. Westpac refers to this requirement as mark-to-market related credit risk.

Risk mitigation

Mitigation is achieved in a number of ways:

▪                  the limit system monitors for excesses of the pre-determined limits, with any excesses being immediately notified to credit officers;

▪                  Westpac has collateral agreements with its largest counterparties. The market value of the counterparty’s portfolio is used to recalculate the credit position at each end of day, with collateral being called for when certain pre-set limits are met; and

▪                  credit derivatives are used to mitigate credit exposure against certain counterparties.

In addition, the following approaches are also used as appropriate to mitigate credit risk:

▪                  incorporating right-to-break in Westpac’s contracts, effectively reducing the tenor of the risk;

▪                  signing netting agreements, thus allowing the exposure across a portfolio of trades to be netted;

▪                  regular marking to market and settling of the foreign exchange components of foreign exchange reset contracts; and

▪                  downgrade triggers in documentation that, if breached, require the counterparty to provide collateral.

Counterparty derivative exposures and limits

The risk management methodology for counterparty derivatives exposures is similar to the credit methodology for transaction-managed loans. The main difference is in the estimation of the exposure for derivatives which is based on the DRE methodology. DRE is a credit exposure measure for derivative trades which is calibrated to a ‘loan-equivalent’ exposure.

Counterparty credit limits are approved on an uncommitted and unadvised basis by authorised credit officers. This follows an evaluation of each counterparty’s credit worthiness and establishing an agreed credit risk appetite for the nature and extent of prospective business.

54 | Westpac Group September 2014 Pillar 3 report

Pillar 3 report
Counterparty credit risk

Wrong-way risk exposures

Westpac defines wrong-way risk as exposure to a counterparty which is adversely correlated with the credit quality of that counterparty. With respect to credit derivatives, wrong-way risk refers to credit protection purchased from a counterparty highly correlated to the reference obligation.

Wrong-way risk exposures using credit derivatives are controlled by only buying protection from highly rated counterparties. These transactions are assessed by an authorised credit officer who has the right to decline any transaction where they feel there is an unacceptably high correlation between the ability to perform under the trade and the performance of the underlying counterparty.

Consequences of a downgrade in Westpac’s credit rating1

Where an outright threshold and minimum transfer amount are agreed, there will not be any impact on the amount of collateral posted by Westpac in the event of a credit rating downgrade. Where the threshold and minimum transfer amount are tiered according to credit rating, the impact of Westpac being downgraded below its current credit rating would be: for a one notch downgrade, postings of $109 million; while for a two notch downgrade, postings would be $152 million.

1           Credit rating downgrade postings are cumulative.

Westpac Group September 2014 Pillar 3 report | 55

Pillar 3 report
Securitisation

A securitisation is a financial structure where the cash flow from a pool of assets is used to service obligations to at least two different tranches or classes of creditors (typically holders of debt securities), with each class or tranche reflecting a different degree of credit risk (i.e. one class of creditors is entitled to receive payments from the pool before another class of creditors).

Securitisation transactions are generally grouped into two broad categories:

▪                  traditional or true sale securitisations, which involve the transfer of ownership of the underlying asset pool to a third party; and

▪                  synthetic transactions, where the ownership of the pool remains with the originator and only the credit risk of the pool is transferred to a third party, using credit derivatives or guarantees.

Covered bond transactions, in which bonds issued by Westpac are guaranteed by assets held in a special purpose vehicle, are not considered to be securitisation transactions.

Approach

Westpac’s involvement in securitisation activities ranges from a seller of its own assets to an investor in third-party transactions and includes the provision of securitisation services and funding for clients, including clients requiring access to capital markets.

Securitisation of Westpac originated assets - Securitisation is a funding, liquidity and capital management tool. It allows Westpac the ability to liquefy a pool of assets and increase Westpac’s wholesale funding capacity. Westpac may provide arm’s length facilities to the securitisation vehicles. The facilities entered into typically include the provision of liquidity, funding, underwriting and derivative contracts.

Westpac has entered into on balance sheet securitisation transactions whereby loans originated by Westpac are transformed into stocks of saleable mortgage backed securities and held in the originating bank’s liquid asset portfolio. These ‘self securitisations’ do not change risk weighted assets1. No securitisation transactions for Westpac originated assets are classified as a resecuritisation.

Securitisation in the management of Westpac’s credit portfolio - Westpac uses securitisation, including portfolio credit default swaps, to manage its corporate and institutional loan, and counterparty credit risk portfolios. Single name credit default swaps are not treated as securitisations but as credit risk mitigation facilities. Transactions are entered into to manage counterparty credit risk or concentration risks.

Provision of securitisation services, including funding and management of conduit vehicles - Westpac provides services to clients wishing to access asset-backed financing through securitisation. Those services include access to the Asset Backed Commercial Paper Market through Waratah, the Westpac-sponsored securitisation conduit; the provision of warehouse and term funding of securitised assets on Westpac’s balance sheet; and arranging Asset-Backed Bond issues. The Crusade securitisation conduit holds investments in investment grade rated bonds. Westpac provides facilities to Waratah and the Crusade securitisation conduit including liquidity, funding, underwriting, credit enhancement and derivative contracts. Securitisation facilities provided by Westpac include resecuritisation exposures which are securitisation exposures in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is itself a securitisation exposure.

Westpac’s role in the securitisation process

Securitisation activity	Role played by Westpac
Securitisation of Westpac originated assets	▪ Arranger ▪ Asset originator ▪ Bond distributor ▪ Facility provider	▪ Note holder ▪ Trust manager ▪ Swap provider ▪ Servicer
Securitisation in the management of Westpac’s credit portfolio	▪ Hedger - protection purchaser ▪ Investor - protection seller ▪ Investor - purchaser of securitisation exposures
Provision of securitisation services including funding and management of conduit vehicles	▪ Arranger ▪ Bond distributor ▪ Credit enhancement provider ▪ Funder	▪ Liquidity facility provider ▪ Swap counterparty ▪ Servicer

1           The credit exposures of the underlying loans are measured in accordance with APS113.

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Key Objectives

Securitisation of Westpac originated assets - The securitisation of Westpac’s own assets provides funding diversity, and is a core tool of liquidity management.

Securitisation in the management of Westpac’s credit portfolio - Westpac acts as principal in transactions and will buy and sell protection in order to meet its portfolio management objectives. Westpac also purchases securitisation exposures in order to earn income. All securitisation activity must follow Westpac’s credit approval processes.

Provision of securitisation services including funding and management of conduit vehicles - Westpac receives market-based fees in return for its services as servicer, swap counterparty, arranger and facility provider and program fees, interest margins and bond distribution fees on warehouse and term funding facilities.

Structure and organisation

Securitisation of Westpac originated assets - Westpac’s Treasury operations are responsible for all Westpac originated securitisation activity including funding, liquidity and capital management.

Securitisation in the management of Westpac’s credit portfolio - Westpac’s exposure arising from securitisation, including portfolio hedging, is managed by Westpac Institutional Bank (WIB) and integrated within Westpac’s standard risk reporting and management systems.

Provision of securitisation services including funding and management of conduit vehicles - These services are provided by WIB and include the provision of liquidity, credit enhancement, funding and derivative facilities and servicer and arranger services.

Risk reporting

Credit exposure - Funding, liquidity, credit enhancement and redraw facilities, swap arrangements and counterparty exposures are captured and monitored in key source systems along with other facilities/derivatives entered into by Westpac.

Operational risk exposure - The operational risk review process for Westpac includes the identification of risks, controls and key performance indicators in relation to all securitisation activity and services provided by Westpac or any of its subsidiaries.

Market risk exposure - Exposures arising from transactions with securitisation conduits and other counterparties are captured as part of Westpac’s traded and non-traded market risk reporting and limit management framework.

Liquidity risk exposure - Exposure to, and the impact of securitisation, transactions are managed under the Liquidity Risk Management framework and are integrated into routine reporting for capital and liquidity positions, net interest margin analysis, balance sheet forecasting and funding scenario testing. The annual funding plan incorporates consideration of overall liquidity risk limits and the securitisation of Westpac originated assets.

Risk mitigation

Securitisation of Westpac originated assets - The interest rate and basis risks generated by Westpac’s hedging arrangements to each securitisation trust are captured and managed within Westpac’s asset and liability management framework. The liquidity risk generated by Westpac’s liquidity and redraw facilities to each securitisation trust is captured and managed in accordance with Westpac’s liquidity management policies along with all other contingent liquidity facilities.

Securitisation in the management of Westpac’s credit portfolio - Transactions are approved in accordance with Westpac’s credit risk mitigation policy (see pages 51 and 52).

Provision of securitisation services including funding and management of conduit vehicles - All securitisation transactions are approved within the context of a securitisation credit policy that sets detailed transaction-specific guidelines that regulate servicer counterparty risk appetite, transaction tenor, asset class, third party credit support and portfolio quality. This policy is applied in conjunction with other credit and market risk policies that govern the provision of derivative and other services that support securitisation transactions. In particular, credit hedging transactions are subject to credit risk mitigation policy (see pages 51 and 52). Any interest rate or currency hedging is subject to counterparty credit risk management (see pages 54 and 55) and market risk management (see pages 67 and 68) policies and processes.

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Regulatory capital approaches

The regulatory capital treatment of all securitisation exposures is undertaken in accordance with APS120.

Consistent with APS120 the approaches employed include the Ratings-Based Approach (RBA), where APRA provides risk-weights that are matched to external credit ratings, and the Internal Assessment Approach (IAA), which largely mirrors the RBA. The Supervisory Formula (SF), which determines a capital charge based on the attributes of the securitisation structure through an industry standard formula with pre-determined parameters, is employed under specific conditions where the RBA and IAA are deemed inappropriate.

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust are excluded from Westpac’s calculation of credit risk weighted assets if capital relief is sought and the requirements of APS120 are satisfied1. Westpac cannot rely on external rating when risk weighting its exposure to these trusts and must use the Supervisory Formula approach instead.

In instances where insufficient risk transfer is achieved by the transaction for regulatory purposes, the capital calculation is performed on the underlying asset pool while the facilities provided to such securitisation vehicles do not attract regulatory capital charges.

Securitisation in the management of Westpac’s credit portfolio - Unless Westpac makes an election under APS120, the underlying assets subject to synthetic securitisation are excluded from Westpac’s calculation of credit risk weighted assets. They are replaced with the credit risk weight of the applicable securitisation instrument, usually credit default swaps or underlying cash collateral. Westpac applies the RBA and the SF when determining regulatory capital treatments for securitisation exposures arising from the management of its credit portfolio.

Provision of securitisation services including funding and management of conduit services - Westpac uses the RBA and the IAA methodology when determining regulatory capital requirements for the facilities associated with the provision of securitisation services to the Waratah securitisation conduit and facilities for the provision of warehouse and term funding of securitised assets on Westpac’s balance sheet. Regulatory capital for the Crusade securitisation conduit is determined in accordance with APS113.

The regulatory capital treatment of derivatives for securitisation exposures is currently undertaken in accordance with APS113.The difference in regulatory capital calculations using APS120 and APS113 is immaterial.

The External Credit Assessment Institutions that can be used by Westpac for resecuritisations are Standard & Poor’s, Moody’s and Fitch.

Westpac’s accounting policies for securitisation activities

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust remain on Westpac’s balance sheet for accounting purposes.

Securitisation in the management of Westpac’s credit portfolio - For risk mitigation using synthetic securitisation, the underlying assets remain on Westpac’s balance sheet for accounting purposes. The accounting treatment of the assets will depend on their nature. They could include loans and receivables, available for sale securities or derivatives. The most common form of synthetic securitisation is via a credit default swap, which is treated as a derivative and recognised in the profit and loss statement at fair value.

For investment in securitisation exposures, if the instrument includes a credit default swap, the exposure will be fair valued through the profit and loss statement. Other securitisation exposures will be fair valued through the balance sheet unless Westpac makes an election at the time of purchase to fair value through the profit and loss statement.

Provision of securitisation services including funding and management of conduit vehicles - Fee income from these services is recognised on an accrual basis. Liquidity and funding facilities are treated as commitments to provide finance, with fee and margin income recognised on an accrual basis. Warehouse and term funding facilities are treated as loans.

1                Including the requirements to achieve capital relief.

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Banking book summary of assets securitised by Westpac

This table shows outstanding Banking book securitisation assets and assets intended to be securitised1 for Westpac originated assets by underlying asset type. It includes the amount of impaired and past due assets, along with any losses recognised by Westpac during the current period.

Securitised assets are held in securitisation trusts. Trusts which meet requirements to achieve capital relief do not form part of the Level 2 consolidated group. Self securitisation trusts remain consolidated at Level 2 and the assets transferred to these trusts are risk weighted in accordance with APS113.

	Total outstanding securitised by ADI		Assets			Westpac
30 September 2014	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	88,828	-	-	12	301	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	1,891	-	-	11	7	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	90,719	-	-	23	308	-

	Total outstanding securitised by ADI		Assets			Westpac
31 March 2014	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	92,337	-	-	12	297	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	2,470	-	-	13	10	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	94,807	-	-	25	307	-

	Total outstanding securitised by ADI		Assets			Westpac
30 September 2013	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	76,153	-	2,191	10	208	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	1,107	-	-	3	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	77,260	-	2,191	13	208	-

Banking book summary of total Westpac sponsored third party assets securitised

This table represents Banking book third party assets where Westpac acts a sponsor.

$m	30 September 2014	31 March 2014	30 September 2013
Residential mortgages	1,426	1,495	1,722
Credit cards	-	-	-
Auto and equipment finance	-	-	-
Business lending	-	-	-
Investments in ABS	-	-	-
Other	306	332	382
Total	1,732	1,827	2,104

1                Represents securitisation activity from the end of the reporting period to the disclosure date of this report.

2                Includes self securitisation assets of $78,064m ($81,725m at 31 March 2014 and $65,790m at 30 September 2013).

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Banking book summary of securitisation activity by asset type

This table shows assets transferred into securitisation schemes by underlying asset type (ADI originated) for the relevant period.

	For the 12 months ended
30 September 2014	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	33,116	-
Credit cards	-	-
Auto and equipment finance	1,302	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	34,418	-

	For the 6 months ended
31 March 2014	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	25,135	-
Credit cards	-	-
Auto and equipment finance	1,130	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	26,265	-

	For the 12 months ended
30 September 2013	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	26,973	-
Credit cards	-	-
Auto and equipment finance	1,518	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	28,491	-

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Banking book summary of on and off-balance sheet securitisation by exposure type

30 September 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet[1]	at Default
Securities	-	7,036	-	7,036
Liquidity facilities	1	-	3,010	3,011
Funding facilities	7,737	-	4,086	11,823
Underwriting facilities	13	-	147	160
Lending facilities	-	-	79	79
Warehouse facilities	-	-	-	-
Total	7,751	7,036	7,322	22,109

31 March 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet[1]	at Default
Securities	6	6,804	-	6,810
Liquidity facilities	1	-	3,984	3,985
Funding facilities	7,817	-	3,752	11,569
Underwriting facilities	15	-	157	172
Lending facilities	-	-	166	166
Warehouse facilities	-	-	-	-
Total	7,839	6,804	8,059	22,702

30 September 2013	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet[1]	at Default
Securities	-	6,978	-	6,978
Liquidity facilities	1	-	4,601	4,602
Funding facilities	6,874	-	4,065	10,939
Underwriting facilities	17	-	186	203
Lending facilities	-	-	236	236
Warehouse facilities	-	-	-	-
Total	6,892	6,978	9,088	22,958

1           Exposure at default classified as off balance sheet securities 30 September 2013 has been reclassified as off-balance sheet funding facilities. This follows a review of reporting categories. Total off balance sheet exposure at default is unaffected by this restatement.

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Banking book securitisation exposure at default by risk weight band

30 September 2014	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	7,746	-	7,746	547	-	547
Greater than 10 - 20%	10,446	-	10,446	1,667	-	1,667
Greater than 20 - 30%	-	-	-	-	-	-
Greater than 30 - 50%	649	559	1,208	261	228	489
Greater than 50 - 75%	293	1,883	2,176	218	1,224	1,442
Greater than 75 - 100%	301	148	449	301	148	449
Greater than 100 - 250%	70	-	70	175	-	175
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	2	-	2	13	-	13
Other	5	-	5	63	-	63
Deductions	7	-	7	-	-	-
Total	19,519	2,590	22,109	3,245	1,600	4,845

31 March 2014	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	7,544	-	7,544	534	-	534
Greater than 10 - 20%	10,413	-	10,413	1,662	-	1,662
Greater than 20 - 30%	-	-	-	-	-	-
Greater than 30 - 50%	645	676	1,321	256	271	527
Greater than 50 - 75%	288	2,208	2,496	215	1,435	1,650
Greater than 75 - 100%	298	549	847	298	549	847
Greater than 100 - 250%	60	-	60	150	-	150
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	2	-	2	13	-	13
Other	11	-	11	138	-	138
Deductions	8	-	8	-	-	-
Total	19,269	3,433	22,702	3,266	2,255	5,521

30 September 2013	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	8,875	-	8,875	628	-	628
Greater than 10 - 20%	8,223	11	8,234	1,343	2	1,345
Greater than 20 - 30%	-	-	-	-	-	-
Greater than 30 - 50%	298	1,841	2,139	143	759	902
Greater than 50 - 75%	656	2,186	2,842	489	1,421	1,910
Greater than 75 - 100%	445	341	786	445	341	786
Greater than 100 - 250%	60	-	60	150	-	150
Greater than 250 - 425%	4	-	4	17	-	17
Greater than 425 - 650%	-	-	-	-	-	-
Other	11	-	11	138	-	138
Deductions	7	-	7	-	-	-
Total	18,579	4,379	22,958	3,353	2,523	5,876

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Banking book securitisation exposure deducted from capital1

Exposures
deducted from
30 September 2014	Common equity
$m	Tier 1 capital
Securities	7
Liquidity facilities	-
Funding facilities	-
Underwriting facilities	-
Credit enhancements	-
Derivative transactions	-
Total	7

Exposures
deducted from
31 March 2014	Common equity
$m	Tier 1 capital
Securities	8
Liquidity facilities	-
Funding facilities	-
Underwriting facilities	-
Credit enhancements	-
Derivative transactions	-
Total	8

Exposures
deducted from
30 September 2013	Common equity
$m	Tier 1 capital
Securities	7
Liquidity facilities	-
Funding facilities	-
Underwriting facilities	-
Credit enhancements	-
Derivative transactions	-
Total	7

Banking book securitisation subject to early amortisation treatment

There is no securitisation exposure in the Banking book that is subject to early amortisation treatment for 30 September 2014.

Banking book resecuritisation exposure subject to credit risk mitigation (CRM)

As at 30 September 2014 resecuritisation exposures eligible for CRM was $2,590 million, with nil CRM taken against these exposures ($3,433 million eligible for CRM and nil CRM taken as at 31 March 2014).

Banking book resecuritisation exposure to guarantors

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 30 September 2014.

Trading book summary of assets securitised by Westpac

There are no outstanding securitisation exposures for Westpac originated assets held in the Trading book as at 30 September 2014.

1 Excludes securitisation start-up costs.

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Trading book summary of total Westpac sponsored third party assets securitised

There are no third party assets held in the Trading book where Westpac is responsible for the establishment of the securitisation program and subsequent management as at 30 September 2014.

Trading book summary of securitisation activity by asset type

There is no originated securitisation activity in the trading book for the 12 months to 30 September 2014.

Trading book aggregated amount of exposure securitised by Westpac and subject to APS116 Capital Adequacy: Market Risk1

This table shows Westpac originated outstanding securitisation exposure held in the Trading book. These exposures are risk weighted under APS116.

	Standard Method		IMA Method
30 September 2014	Traditional	Synthetic	Traditional	Synthetic
$m	Securitisation	Securitisation	Securitisation	Securitisation
Securities	21	-	-	-
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	-	-	-	-
Total	21	-	-	-

	Standard Method		IMA Method
31 March 2014	Traditional	Synthetic	Traditional	Synthetic
$m	Securitisation	Securitisation	Securitisation	Securitisation
Securities	75	-	-	-
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	-	-	-	-
Total	75	-	-	-

	Standard Method		IMA Method
30 September 2013[1]	Traditional	Synthetic	Traditional	Synthetic
$m	Securitisation	Securitisation	Securitisation	Securitisation
Securities	29	-	-	-
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	-	-	-	-
Total	29	-	-	-

1 The amounts reported for 30 September 2013 in this table have been restated. This change has no impact on RWA or EAD.

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Trading book summary of on and off-balance sheet securitisation by exposure type1

30 September 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	22	726	-	748
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	32	32
Other derivatives	-	-	137	137
Total	22	726	169	917

31 March 2014	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	75	593	-	668
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	36	36
Other derivatives	-	-	193	193
Total	75	593	229	897

30 September 2013[2]	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	29	477	-	506
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	29	29
Other derivatives	-	-	221	221
Total	29	477	250	756

Trading book securitisation exposure subject to specific risk

There is no Trading book securitisation exposure subject to specific risk for 30 September 2014.

Trading book securitisation exposure subject to APS120 Securitisation specific risk by risk weight band

There is no Trading book securitisation exposure subject to APS120 specific risk for 30 September 2014.

Trading book capital requirements for securitisation exposures subject to internal models approach (IMA) by risk classification

There is no Trading book capital requirement for securitisation subject to IMA for 30 September 2014.

1      EAD associated with Trading book securitisation is not included in the EAD by Major Type on page 26. Trading book securitisation exposure is captured and risk weighted under APS116.

2      The amounts reported for 30 September 2013 in this table have been restated. This change has no impact on RWA or EAD.

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Trading book capital requirements for securitisation regulatory capital approaches by risk weight band

There is no Trading book capital requirement for securitisation subject to regulatory capital approaches for 30 September 2014.

Trading book securitisation exposure deducted from capital

There is no Trading book capital deduction for 30 September 2014.

Trading book securitisation subject to early amortisation treatment

There is no securitisation exposure in the Trading book that is subject to early amortisation treatment for 30 September 2014.

Trading book resecuritisation exposure subject to CRM

Westpac has no resecuritisation exposure subject to CRM at 30 September 2014.

Trading book resecuritisation by guarantor creditworthiness

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 30 September 2014.

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Market risk

Westpac’s exposure to market risk arises out of its Financial Markets and Treasury trading activities. This is quantified for regulatory capital purposes using both the standard method and the internal model approach, details of which are provided below.

Approach

Trading activities are controlled by a Board-approved market risk framework that incorporates a Board-approved value at risk (VaR) limit. VaR is the primary mechanism for measuring and controlling market risk. Market risk is managed using VaR and structural risk limits (including volume limits and basis point value limits) in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based upon business strategies and experience, in addition to the consideration of market liquidity and concentration risk. All trades are fair valued daily, using independently sourced or reviewed rates. Rates that have limited independent sources are reviewed at least on a monthly basis.

Financial Markets’ trading activity represents dealings that encompass book running and distribution activity. The types of market risk arising from these activities include interest rate, foreign exchange, commodity, equity price, credit spread and volatility risk.

Treasury’s trading activity represents dealings that include the management of interest rate, foreign exchange and credit spread risks associated with the wholesale funding book, liquid asset portfolios and foreign exchange repatriations. Treasury also manage banking book risk which is discussed in the Interest Rate Risk in the Banking Book section.

VaR limits

Market risk arising from trading book activities is primarily measured using VaR based on an historical simulation methodology. Westpac estimates VaR as the potential loss in earnings from adverse market movements and is calculated over a 1-day time horizon to a 99% confidence level using 1 year of historical data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio, including interest rates, foreign exchange rates, price changes, volatility, and the correlation between these variables.

In addition to the Board approved market risk VaR limit for trading activities, RISKCO has approved separate VaR sub-limits for the trading activities of Financial Markets and Treasury.

Backtesting

Daily backtesting of VaR results is performed to ensure that model integrity is maintained. A review of both the potential profit and loss outcomes is also undertaken to monitor any skew created by the historical data.

Stress testing

Daily stress testing against pre-determined scenarios is carried out to analyse potential losses beyond the 99% confidence level. An escalation framework around selective stress tests is approved by RISKCO.

Profit and loss notification framework

The BRCC has approved a profit and loss notification framework. Included in this framework are levels of escalation in accordance with the size of the profit or loss. Triggers are applied to both a 1-day and a rolling 20-day cumulative total.

Risk reporting

Daily monitoring of current exposure and limit utilisation is conducted independently by the Financial Markets & Treasury Risk (FMTR) management team, which monitors market risk exposures against VaR and structural limits. Daily VaR position reports are produced by risk type, by product lines and by geographic region. These are supplemented by structural risk reporting, advice of profit and loss trigger levels and stress test escalation trigger points. Model accreditation has been granted by APRA for the use of an internal model for the determination of regulatory capital for the key classes of interest rate (general market), foreign exchange, commodity and equity risks (including equity specific risk). Under the model, regulatory capital is derived from both the current VaR window (market data is based upon the most recent 12 months of historical data) and a Stressed VaR window (12 months of market data that includes a period of significant financial stress), where these VaR measures are calculated as a 10-day, 99th percentile, one-tailed confidence interval. Specific risk refers to the variations in individual security prices that cannot be explained by general market movements, and event and default risk. Interest rate specific risk capital (specific issuer risk) is calculated using the Standard method and is added to the VaR regulatory capital measure.

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Market risk

Risk mitigation

Market risk positions are managed by the trading desks consistent with delegated trading and product authorities. Risks are consolidated into portfolios based on product and risk type. Risk management is carried out by qualified personnel with varying levels of seniority commensurate with the nature and scale of market risks under management.

The following controls allow monitoring by management:

▪                  trading authorities and responsibilities are clearly delineated at all levels;

▪                  a structured system of limits and reporting of exposures;

▪                  all new products and significant product variations undergo a rigorous approval process to identify business risks prior to launch;

▪                  models that are used to determine risk or profit and loss for Westpac’s accounts are independently reviewed;

▪                  duties are segregated so that employees involved in the origination, processing and valuation of transactions operate under separate reporting lines, minimising the opportunity for collusion; and

▪                  legal counsel approves documentation for compliance with relevant laws and regulations.

In addition, internal audit independently review compliance with policies, procedures and limits.

Market Risk regulatory capital and risk weighted assets

The Internal model approach uses VaR and Stressed VaR, while the Standard approach is used for interest rate specific risk.

	30 September	31 March	30 September
$m	2014	2014	2013
Internal model approach	541	652	541
Standard approach	177	197	184
Total capital required	718	849	725
Risk weighted assets	8,975	10,610	9,059

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Market risk

VaR by risk type

30 September 2014	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	30.7	6.3	16.9	6.7
Foreign exchange risk	5.8	1.3	3.1	3.2
Equity risk	0.6	0.1	0.3	0.2
Commodity risk	2.9	1.3	1.9	2.2
Other market risks	11.1	5.4	8.5	5.7
Diversification benefit	NA	NA	(7.8)	(7.9)
Net market risk[1]	40.2	9.5	22.9	10.1

31 March 2014	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	24.6	9.1	14.4	16.7
Foreign exchange risk	7.6	1.2	2.9	3.2
Equity risk	0.7	0.2	0.4	0.3
Commodity risk	2.9	1.7	2.1	1.7
Other market risks	11.3	7.7	9.9	10.4
Diversification benefit	NA	NA	(8.7)	(8.1)
Net market risk[1]	35.8	12.8	21.0	24.2

30 September 2013	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	30.8	9.1	16.2	11.7
Foreign exchange risk	5.7	1.1	2.4	2.9
Equity risk	0.8	0.2	0.4	0.4
Commodity risk	6.1	2.2	3.7	2.3
Other market risks	13.0	5.8	8.3	11.0
Diversification benefit	NA	NA	(11.5)	(11.8)
Net market risk[1]	35.4	13.4	19.5	16.5

Stressed VaR by risk type

30 September 2014	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	61.2	33.6	45.8	38.9
Foreign exchange risk	12.5	1.7	4.9	4.7
Equity risk	1.0	0.2	0.5	0.6
Commodity risk	14.2	8.9	11.4	11.4
Other market risks	30.7	19.0	26.8	19.7
Diversification benefit	NA	NA	(34.7)	(29.6)
Net market risk[1]	78.7	43.5	54.7	45.7

31 March 2014	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	53.2	30.5	41.1	42.5
Foreign exchange risk	17.1	1.1	4.5	4.9
Equity risk	2.3	0.3	0.9	0.3
Commodity risk	11.2	5.4	8.3	9.5
Other market risks	33.4	26.3	30.8	31.0
Diversification benefit	NA	NA	(34.3)	(34.7)
Net market risk[1]	72.6	39.2	51.2	53.5

1      The Highs (Lows) by risk types will likely be determined by different days in the period. As such, the sum of these figures will not reflect the High (Low) net market risk, which reflects the highest (lowest) aggregate risk position in the period.

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Market risk

30 September 2013	For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	66.4	32.0	44.3	32.0
Foreign exchange risk	8.6	1.2	3.3	3.6
Equity risk	2.1	0.5	1.1	1.1
Commodity risk	10.3	4.4	6.9	8.4
Other market risks	35.5	26.8	29.9	30.5
Diversification benefit	NA	NA	(30.3)	(25.1)
Net market risk[1]	76.2	35.4	55.2	50.5

Back-testing results

The following graph gives a comparison of actual profit and loss to VaR over the 6 months ended 30 September 2014.

Each point on the graph represents 1 day’s trading profit or loss. This result is placed on the graph relative to the associated VaR utilisation. The downward sloping line represents the point where a loss is equal to VaR utilisation. Any point below this line represents a back-test exception (i.e. where the loss is greater than the VaR).

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Operational risk

Operational risk is defined at Westpac as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal and regulatory risk but excludes strategic and reputation risk. Westpac’s operational risk definition is aligned to APS115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk.

Approach

Westpac has been accredited to use the AMA in accordance with APS1151. Westpac’s operational risk is measured and managed in accordance with the policies and processes defined in its Operational Risk Management Framework.

Westpac’s Operational Risk Management Framework

The Operational Risk Management Framework outlines a consistent approach to the:

▪	identification, measurement and management of operational risks that may impede Westpac’s ability to achieve its strategic objectives and vision;

▪

identification and escalation of operational risk and compliance incidents in order to minimise potential financial losses, reputational damage and shareholder, community, employee and regulatory impacts; and

▪	calculation and allocation of operational risk capital.

The key components of Westpac’s operational risk management framework are listed below:

Governance - The governance structure provides clearly defined roles and responsibilities for overseeing and reviewing operational risk exposure and management.

The Board and BRCC are supported by committees including RISKCO that monitor operational risk profiles and the effectiveness of operational risk management practices, including operational risk capital and reporting.

Risk and Control Management (RCM) - RCM is a forward-looking tool used to manage Westpac’s operational risk profile by identifying and assessing key operational risks and the adequacy of controls, with management action planning to reduce risks that are outside risk appetite.

Key Indicators (KIs) - The framework defines requirements and processes for KIs, which are objective measures used by management to monitor the operational risk and control environment.

Incident Management - The process of incident management involves identifying operational risk incidents, capturing them in the central operational risk system and escalating them to appropriate levels of management. Early identification and ownership supports the ability to minimise any immediate impacts of the incidents, address the root causes, and devise and monitor management actions required to strengthen the control environment.

Data - The framework includes principles and processes to ensure the integrity of operational risk data used to support management decision-making and calculate and allocate capital. The principles apply to the governance, input and capture, reconciliation and validation, correction, reporting and storage of operational risk data. Operational risk data is subject to independent validation on a regular basis.

Scenario Analysis - Scenario analysis is used to assess the impacts of potential adverse events originating from the internal and external operational environment, assess the adequacy of controls and management preparedness, and formulate action plans as necessary.

Operational Risk of Change Programs - The framework defines requirements for understanding and managing the operational risk implications of projects.

Reporting - Regular reporting of operational risk information to governance bodies and senior management is used to support timely and proactive management of operational risk and enable transparent and formal oversight of the risk and control environment.

Control Assurance - The framework defines the process and requirements for providing assurance over the effectiveness of the operational risk control environment, including the testing and assessment of the design and operating effectiveness of controls.

1       Westpac has received approval from APRA to adopt the partial use approach. As a result the business acquired from Lloyds is currently measured under the standardised approach as defined under APS114 Capital Adequacy: Standardised Approach to Operational Risk.

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Operational risk

Westpac ADI – AMA capital model overview

Operational risk regulatory capital is calculated on a quarterly basis. The capital model is reviewed annually to re-assess the appropriateness of the model framework, methodology, assumptions and parameters in light of changes in the operational risk profile and industry developments.

Westpac’s operational risk capital is based on three data sources:

▪                  Internal Loss Data – operational risk losses experienced by Westpac;

▪                  External Loss Data – operational risk losses experienced by other financial institutions; and

▪                  Scenario Data – potential losses from extreme but plausible events relevant to Westpac.

These data sources together represent the internal and external operational risk profile, across the spectrum of operational risk losses, from both historical and forward-looking perspectives. The model combines these data sources to produce a loss distribution.

Expected loss offsets and risk mitigation

No adjustments or deductions are currently made to Westpac’s measurement of operational risk regulatory capital for the mitigating impacts of insurance or expected operational risk losses.

Operational Risk regulatory capital and risk weighted assets

	30 September	31 March	30 September
$m	2014	2014	2013
Advanced model approach	2,308	2,239	2,184
Standardised approach	39	39	-
Total capital required	2,347	2,278	2,184
Risk weighted assets	29,340	28,474	27,299

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Equity risk

Equity risk is defined as the potential for financial loss arising from movements in equity values. The disclosures in this section exclude investments in equities made by Westpac subsidiaries outside the regulatory Level 2 group.

Structure and organisation

Any changes to the portfolio and transactional limits for Westpac’s direct equity investments are approved under delegated authority from the Westpac Board. The BRCC also approves the Equity Risk Management framework.

Approach

Westpac has established a comprehensive set of policies defining the management of equity risk. These policies are reviewed and approved annually.

Risk mitigation

Westpac does not use financial instruments to mitigate its exposure to equities in the banking book.

Banking book positions

Equity underwriting and warehousing risk - As a financial intermediary Westpac underwrites listed and unlisted equities. Equity warehousing activities require the acquisition of assets in anticipation of refinancing through a combination of senior, mezzanine and capital market debt and listed, unlisted and privately placed equity.

Investment securities - Westpac undertakes, as part of the ordinary course of business, certain investments in strategic equity holdings and over time the nature of underlying investments will vary.

Measurement of equity securities - Equity securities are generally carried at their fair value. Fair value for equities that have a quoted market price (in an active market) is determined based upon current bid prices. If a market for a financial asset is not active, fair value is determined based upon a valuation technique. This includes the use of recent arms-length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants to price similar instruments. In the event that the fair value of an unlisted security cannot be measured reliably, these investments are measured at cost.

Where the investment is held for long term strategic purposes, these investments are accounted for either as available for sale, with changes in fair value being recognised in equity, or at fair value through profit and loss.

Other related matters

▪                  For the periods reported the book value of certain unlisted investments are measured at cost because the fair value cannot be reliably measured. These investments represent minority interests in companies for which active markets do not exist and quote prices are not available. For all other equity exposures book value equals fair value.

▪                 Fair value should not differ to the listed stock price. Should a listed stock price not be available, it is estimated using the techniques referred to above.

Risk reporting

Westpac manages equity risk in two ways, VaR limits and investment limits:

▪                  A VaR limit (in conjunction with structural limits) is used to manage equity risk in the equity trading business in Financial Markets. This limit is a sub-limit of the BRCC approved VaR limit for Financial Markets trading activities; and

▪                  Investment exposures are reported quarterly.

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Equity risk

Book value of listed equity exposures by industry classification

	30 September	31 March	30 September
$m	2014	2014	2013
Business services	37	-	-
Property	-	-	-
Finance and insurance	-	51	89
Construction	-	-	-
Mining	-	-	-
Total	37	51	89

Book value of unlisted equity exposures by industry classification

	30 September	31 March	30 September
$m	2014	2014	2013
Business services	7	12	12
Property	-	-	-
Finance and insurance	174	175	179
Construction	16	31	31
Mining	-	-	-
Total	197	218	222

Gains/losses

	30 September	31 March	30 September
$m	2014	2014	2013
Cumulative realised gains (losses)	13	13	44

Total unrealised gains (losses) through profit & loss	(5)	14	33
Total unrealised gains (losses) through equity	(2)	32	63
Total latent revaluation gains (losses)	-	-	-
Amounts included in Tier 1 / Tier 2 capital	(7)	46	96

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Interest rate risk in the banking book (IRRBB)

Interest Rate Risk in the Banking Book (IRRBB) is the risk to interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.

Approach

The banking book activities that give rise to market risk include lending activities, balance sheet funding and capital management. Interest rate risk, currency risk and funding and liquidity risk are inherent in these activities. Treasury’s Asset & Liability Management (ALM) unit is responsible for managing market risk arising from Westpac’s banking book activity.

All material regions, business lines and legal entities are included in Westpac’s IRRBB framework.

Asset and liability management

ALM manages the structural interest rate mismatch associated with the transfer priced balance sheet, including the investment of Westpac’s capital to its agreed benchmark duration. A key risk management objective is to achieve reasonable stability of Net Interest Income (NII) over time. These activities are performed under the oversight of RISKCO and the FMTR unit.

Net Interest Income sensitivity

NII sensitivity is managed in terms of the net interest income-at-risk (NaR) modelled over a three year time horizon to a 99% confidence interval for movements in wholesale market interest rates. A simulation model is used to calculate Westpac’s potential NaR. The NII simulation framework combines the underlying statement of financial position data with assumptions about runoff and new business, expected repricing behaviour and changes in wholesale market interest rates. Simulations using a range of interest rate scenarios are used to provide a series of potential future NII outcomes. The interest rate scenarios modelled include those projected using historical market interest rate volatility as well as 100 and 200 basis point shifts up and down from current market yield curves. Additional stressed interest rate scenarios are also considered and modelled.

A comparison between the NII outcomes from these modelled scenarios indicates the sensitivity to interest rate changes. On and off-balance sheet instruments are then used to manage this interest rate risk.

NaR limit

The BRCC has approved a NaR limit. This limit is managed by the Treasurer and is expressed as a deviation from benchmark hedge levels over a one-year rolling time frame, to a 99% level of confidence. This limit is monitored by FMTR.

VaR limit

The BRCC has also approved a VaR limit for ALM activities. This limit is managed by the Treasurer and monitored by FMTR. Additionally, FMTR sets structural risk limits to prevent undue concentration of risk.

Structural foreign exchange rate risk

Structural foreign exchange rate risk results from the generation of foreign currency denominated earnings and from Westpac’s capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. The Australian dollar equivalent of offshore earnings and capital is subject to change as exchange rates fluctuate, which could introduce significant variability to Westpac’s reported financial results. ALCO provides oversight of the appropriateness of foreign exchange hedges on earnings.

Risk reporting

Interest rate risk in the banking book risk measurement systems and personnel are located in Sydney, Auckland, Singapore and Shanghai. These include front office product systems, which capture all treasury funding and derivative transactions; the transfer pricing system, which captures all retail and other business transactions; non-traded Interest Rate Risk systems, which calculate amongst other things, ALM VaR and NaR.

Daily monitoring of current exposure and limit utilisation is conducted independently by FMTR, which monitors market risk exposures against VaR, NaR and structural risk limits. Management reports detailing structural positions and VaR are produced and distributed daily for use by dealers and management across all stakeholder groups. Monthly and quarterly reports are produced for the senior management market risk forums of RISKCO and BRCC respectively to provide transparency of material market risks and issues.

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Interest rate risk in the banking book (IRRBB)

Risk mitigation

Market risk arising in the banking book stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management. Hedging Westpac’s exposure to interest rate risk is undertaken using derivatives. The hedge accounting strategy adopted utilises a combination of the cash flow, fair value and net investment hedge approaches. Some derivatives held for economic hedging purposes do not meet the criteria for hedge accounting as defined under AASB 139 Financial Instruments: Recognition and Measurement and therefore are accounted for in the same way as derivatives held for trading.

The same controls used to monitor traded market risk allow for continuous monitoring by management.

Change in economic value of a sudden upward and downward movement in interest rates

30 September 2014	200bp parallel	200bp parallel
$m	increase	decrease
AUD	202.2	(203.8)
NZD	21.8	(23.4)
USD	-	-
Total	224.0	(227.2)

31 March 2014	200bp parallel	200bp parallel
$m	increase	decrease
AUD	206.8	(207.9)
NZD	6.3	(7.4)
USD	-	-
Total	213.1	(215.3)

30 September 2013	200bp parallel	200bp parallel
$m	increase	decrease
AUD	130.2	(126.7)
NZD	27.6	(29.2)
USD	-	-
Total	157.8	(155.9)

VaR results for non-traded interest rate risk

	For the	For the	For the
	6 months ended	6 months ended	6 months ended
	30 September	31 March	30 September
$m	2014	2014	2013
High	7.2	10.7	14.6
Low	1.2	3.4	6.7
Average	3.8	5.6	9.8
Period end	3.1	3.7	7.9

Interest rate risk in the banking book regulatory capital and risk weighted assets

	30 September	31 March	30 September
$m	2014	2014	2013
Total capital required	585	677	554
Risk weighted assets	7,316	8,459	6,929

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Liquidity risk

Liquidity risk is the risk that Westpac will be unable to fund assets and meet obligations as they come due. This type of risk is inherent in all banks through their role as intermediaries between depositors and borrowers.

Approach

Liquidity risk is measured and managed in accordance with the policies and processes defined in the BRCC approved Liquidity Risk Management Framework.

Liquidity management is primarily the responsibility of the Treasurer under the oversight of the BRCC and ALCO.

Liquidity Risk Management Framework

Westpac’s Liquidity Risk Management Framework sets out the liquidity risk appetite, roles and responsibilities, tools for measuring and managing liquidity risk, reporting procedures and supporting policies. The key components of the Liquidity Risk Management Framework are listed below.

Funding strategy

Treasury undertakes an annual review of the funding profile consistent with expected market conditions and the balance sheet growth of customer deposits and loans. The funding strategy is reviewed by ALCO and approved by the BRCC annually.

To further strengthen the management of Westpac’s funding, the Stable Funding Ratio (SFR) is used to focus on the composition and stability of the overall funding base. Stable funding consists of customer deposits, equity and wholesale term funding with residual maturity greater than twelve months (including securitisation). As at 30 September 2014 the SFR was 83%. Refer to the section 2.4.2 ‘Funding and Liquidity Risk Management’ in Westpac’s 2014 Full Year Financial Results for further detail.

Minimum liquid asset holdings

Westpac holds a portfolio of liquid assets that are eligible to be used as collateral for repurchase agreements with the Reserve Bank of Australia. The BRCC approves minimum holdings of liquid assets annually.

Liquidity Coverage Ratio (LCR)

The LCR requires banks to hold sufficient high-quality liquid assets, as defined, to withstand 30 days under a regulator-defined acute stress scenario. Given the limited amount of government debt in Australia, the Reserve Bank of Australia has announced, jointly with APRA, that it will make available to Australian institutions a Committed Liquidity Facility (CLF) that, subject to satisfaction of qualifying conditions, can be accessed to help meet the LCR requirement. The LCR comes into effect from 1 January 2015.

Stress testing

Stress testing is carried out to ensure Westpac’s ability to meet cash flow obligations under a range of market conditions, including name specific and market wide stress scenarios. These scenarios inform liquidity limits and strategic planning.

Liquidity transfer pricing

Westpac has a liquidity transfer pricing process which measures and allocates liquidity risk across the Group.

Contingency planning

Treasury maintains a contingency funding plan that outlines the steps that should be taken by Westpac in the event of an emerging ‘funding crisis’. The plan is reviewed and approved by the BRCC and is aligned with the Group’s broader crisis and emergency preparedness framework.

Liquidity reporting

Daily monitoring of the liquidity risk position is conducted by the Liquidity Risk team in Group Risk, which monitors compliance with crisis funding, normal funding and liquid asset holding limits. The daily liquidity risk reports are circulated to, and reviewed by, local and senior staff in Treasury and the independent Liquidity Risk team. Summary liquidity reports are submitted to senior staff weekly, ALCO and APRA monthly, and to BRCC quarterly.

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Remuneration disclosures

Employees subject to the remuneration disclosure requirements under APS 330 Attachment E are:

▪                   Senior managers1: There are 17 employees identified by the Westpac Statutory Officers Fit & Proper Policy as responsible persons. These employees are the most senior executives of Westpac and are also considered material risk takers. Their activities can materially affect a substantial part of Westpac or its financial standing, either directly or indirectly. These employees are subject to both the Westpac Group Remuneration Policy and the Executive Remuneration Framework; and

▪                   Material risk takers: In addition to the senior managers, there are 6 employees who have been assessed as having the ability to affect the financial soundness of Westpac as an Authorised Deposit-taking Institution. These are employees who can influence the Group’s capital and/or liquidity, take market risk positions, and/or approve large credit exposures or programs. All of these employees are subject to the Westpac Group Remuneration Policy and those who are at the General Manager level are also covered by the Executive Remuneration Framework.

Qualitative Disclosures

Westpac Group Remuneration Policy

The objective of the Westpac Group Remuneration Policy (the Policy) is to attract and retain talented employees, by rewarding them for achieving high performance and delivering superior long term results for our customers and our shareholders, while adhering to sound risk management and governance principles. The Policy applies to all employees of Westpac Banking Corporation globally (except temporary/casual employees), and its related bodies corporate2. Specific variable reward plans are established to ensure alignment between business strategy and performance. Processes are in place to ensure remuneration arrangements comply with regulatory requirements.

The Board Remuneration Committee (BRC) reviewed the Policy in 2014 and changes were made to simplify language, reduce duplication and incorporate changes to the Group’s remuneration framework.

Reward Strategy and Framework

Senior managers are remunerated based on a total reward framework which is designed to:

▪                   motivate strong performance against short-term and long-term performance measures;

▪                   manage risk appropriately;

▪                   link pay to shareholders interests; and

▪                   attract and retain high performing executives.

For senior managers and material risk takers at the General Manager level, the total reward framework has three components: fixed remuneration, short-term incentive (STI) and long-term incentive (LTI), and in aggregate, is benchmarked against relevant financial services competitors.

The remuneration strategy for all other employees, including material risk takers below the General Manager level, remains aligned with our approach for senior managers. In particular:

▪                   fixed remuneration is aligned to the market and is reviewed annually;

▪                   we provide superannuation for employees in Australia, New Zealand and some other countries in which we operate;

▪                   employees have the opportunity to participate in an STI scheme designed to support the objectives of their division and the Group, including risk management. All employees who receive an STI award above a certain threshold have a portion of the award deferred; and

▪                   eligible employees may receive an annual award of Westpac ordinary shares up to the value of $1,000 under the Employee Share Plan provided the Group meets at least one of two hurdles: an increase in share price or the achievement of a basket of strategic measures. The Chief Executive Officer (CEO), senior managers and any other employee who received an STI award deferred into equity or an LTI award during the year are not eligible to receive an Employee Share Plan award for that year.

Variable Remuneration

There are two forms of variable remuneration:

▪                   STI which comprises cash and, if payments are above deferral thresholds, equity. Performance is measured against risk-adjusted financial targets and non-financial targets that support the Group’s strategy. STI schemes are designed to support the objectives of their division, business unit and/or team and include risk management objectives or minimum risk and compliance requirements.

1       The senior manager definition utilised in these disclosures is the APRA definition of “Responsible person” under paragraph 48(a) of Prudential Standard CPS 510 Governance.  The Westpac equivalent is CEO, Group Executives and General Managers designated as responsible persons.

2       This policy does not extend to any related bodies corporate which are separately listed on the Australian Securities Exchange.

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Remuneration disclosures

▪                   LTI which is designed to align the total remuneration of executives to the long term performance of the Group and the interests of shareholders. The amount of the award takes into account market benchmarks, individual performance over time, succession potential and key skills.

The mix of fixed remuneration and at risk remuneration varies across employees and groups of employees. Factors which determine the mix include the role type, level of employee, market benchmarks and performance.

Deferral

Variable reward payments for all employees are subject to deferral depending on the value of the payment and the level and type of role. Depending on their role, senior managers and material risk takers have their reward deferred as outlined in the table below:

Role Type	Deferral Arrangement

CEO, Group Executives and General Managers	▪ 40% of STI is deferred equally over two years

Specialist General Managers in Westpac Institutional Bank[1]	▪ 40% of STI is deferred equally over two years ▪ 50% deferral for portion of payment above $500,000, vesting equally over two years

Westpac Institutional Bank employees	▪ 25% deferral where variable reward payment is $150,000 or greater, vesting equally over three years ▪ 50% deferral for portion of payment above $500,000, vesting equally over three years

Other employees	▪ 25% deferral where variable reward payment is $150,000 or greater, vesting equally over two years ▪ 50% deferral for portion of payment above $500,000, vesting equally over two years

STI is deferred into equity either in the form of Westpac ordinary shares (for Australia-based employees) or Westpac share rights (for senior managers outside Australia). Deferral periods are determined on the basis of the overall Westpac Group risk profile, with deferrals in Westpac Institutional Bank being longer than the rest of the Group.

By deferring a portion of the STI in the form of restricted equity, incentive payments are better aligned with the interests of shareholders as the ultimate value of the deferred portion is tied to movements in share price over the restriction period.

The Group’s deferral framework provides the ability to reduce or cancel unvested deferred variable reward for significant risk and financial misstatement issues.

1  General Managers designated as either senior managers or material risk takers.

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Remuneration disclosures

Senior managers and material risk takers at the General Manager level receive annual LTI awards in the form of share rights under the Westpac Reward Plan1. A share right is not a Westpac share and does not attract the payment of dividends.

Senior managers and material risk takers at the General Manager level only receive value from their LTI awards where the performance hurdles are achieved. The two hurdles for the December 2013 grants are Westpac’s relative Total Shareholder Return (TSR) and Compound Annual Growth in Cash Earnings Per Share (EPS).

Remuneration Governance

Governance Structure

The BRC supports the Board. Its primary function is to assist the Board to fulfil its responsibilities to shareholders with regard to remuneration. The BRC monitors the Group’s remuneration policies and practices, external remuneration practices, market expectations and regulatory requirements in Australia and internationally. The BRC’s purpose, responsibilities and duties are outlined in the Charter which is available on the Group’s website.

All members of the BRC are independent Non-executive Directors. There were 4 BRC meetings held during 2014. Committee fees for the BRC Chairman for the 2014 performance year were $52,000 per annum and for BRC members were $26,000 per annum.

External Advisors

During 2014, the Board retained Guerdon Associates as its independent consultant to provide specialist information on executive remuneration and other Group remuneration matters. These services are provided directly to the BRC and are independent of management. The Chairman of the BRC oversees the engagement of, remuneration arrangements for, and payment of, the independent consultant.

Work undertaken by Guerdon Associates during 2014 included the provision of information relating to the benchmarking of Non-executive Director, CEO and senior manager remuneration; market practice regarding the Group’s LTI plan and variable reward pool; and analysis regarding the Group’s EPS LTI performance hurdle and the development of a new TSR weighted peer group LTI performance hurdle. No remuneration recommendations, as prescribed under the Corporations Act were made by Guerdon Associates in 2014.

Independence of Risk and Financial Control Employees

We follow a strict process of ‘two-up’ approval for all remuneration decisions. This means that remuneration is approved by the next most senior person above the employee’s manager.

To supplement the ‘two-up’ approval process, performance based remuneration and scoreboards for Risk and Financial Control General Managers must be reviewed for consistency and approved by the Chief Risk Officer, the Chief Operating Officer2, or the Chief Financial Officer (as appropriate) to ensure their independence is not compromised.

Performance based remuneration and structure of scoreboards for Risk and Financial Control employees below General Manager level must be approved by the Risk/Compliance/Finance function General Managers (as appropriate) to ensure their independence is not compromised. All remuneration outcomes of risk and financial control employees are subject to review and approval by the relevant Functional Remuneration Oversight Committee to ensure they are remunerated independently of the businesses they oversee.

Remuneration and Risk

The Group’s remuneration strategy, total reward framework, policies and practices all reflect the sound risk management that is fundamental to the way we operate. The performance of each division within the Group is reviewed and measured with reference to how risk is managed and the results influence remuneration outcomes.

A Group-wide deferral framework is in place providing consistency across the Group and enhancing our remuneration framework from a risk management perspective. This deferral framework also provides the Board with the ability to adjust the number of unvested securities downwards, or to zero (in which case they will lapse) where such adjustment is appropriate to respond to misconduct resulting in significant financial and/or reputational impact to Westpac.

Performance & Remuneration

The performance based components of remuneration are designed to:

▪                   encourage behaviour that supports Westpac’s long term financial soundness and the risk management framework; and

▪                   allow for adjustments to reflect the business outcomes and risks associated with that business.

1 Now renamed the Long Term Incentive Plan.

2 As the Group Executive responsible for compliance.

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Remuneration disclosures

Scoreboards

The BRC reviews and makes recommendations to the Board on individual performance objectives for the CEO. These objectives are intended to provide a robust link between remuneration outcomes and the key drivers of long-term shareholder value. The STI objectives are set in the form of a scoreboard with targets and measures aligned to our strategic priorities cascaded from the CEO scoreboard to the relevant senior manager scoreboard.

Senior managers and material risk takers each have a balanced scoreboard, combining both annual financial and non-financial objectives which support the Group’s strategic short and long-term goals.

The 2014 scoreboard focuses on customer, strategic, risk, sustainability and employee elements. The key financial and non-financial objectives for the CEO in the 2014 financial year are provided below.

Category	Weighting	Measure[1]
Return	20% 20%	▪ Economic Profit ▪ Return on Equity
Growth	20%	▪ Customer growth ▪ Wealth Strategy ▪ Asia Strategy ▪ Lloyds Integration
Strength	10%	▪ Adherence to Group Risk Appetite Statement (RAS)
	10%	▪ Balance Sheet Strength and Sustainable Funding
	10%	▪ Women in Leadership ▪ Lost Time Injury Frequency Rate ▪ Sustainability
Productivity	10%	▪ Expense to Income Ratio ▪ Revenue per Full Time Equivalent Employee ▪ Radical Simplification Program

Scoreboard categories for senior managers and material risk takers are consistent with the framework for the CEO, weightings and measures reflect individual roles.

Group economic profit and Group return on equity accounted for 40% of the CEO’s scoreboard for 2014. Similarly, senior manager scoreboards had 40% of their STI allocated based on Group economic profit, divisional economic profit and/or Group return on equity.

A performance measure related to the Board’s RAS accounted for a further 10% of the CEO’s and senior managers’ scoreboards. The RAS includes capital requirements, liquidity and compliance risk. In addition, the CEO and each senior manager are assessed on specific risk measures that may influence any discretionary adjustment to the scoreboard.

Scoreboards for material risk takers also include risk measures such as economic profit, compliance, and adherence to the Group RAS with weightings ranging from 40% to 80%.

Variable Reward Pool

Each year, the Board determines the size of the variable reward pool which funds variable reward outcomes across the Group. This is based on the Group’s performance for the year and an assessment of how profit should be shared among shareholders and employees and retained for growth. The primary financial indicator used is economic profit, which measures profitability adjusted for risk in the business. Cash earnings, return on equity, cash EPS and dividends are also taken into account.

Performance Adjustments

The Board and the BRC recognise that the scoreboard approach, while embracing a number of complementary performance objectives, will never entirely assess overall performance. The BRC may therefore make discretionary adjustments, positive and negative, to the scoreboard outcomes for senior managers. The BRC uses the following criteria to apply discretionary adjustments:

1  Individual measures will differ for each senior manager.

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Remuneration disclosures

▪                   matters not known or not relevant at the beginning of the financial year, which are relevant to the under or over performance of the CEO and senior managers during the financial year;

▪                   the degree of stretch implicit in the scoreboard measures and targets themselves and the context in which the targets were set;

▪                   whether the operating environment during the financial year has been materially better or worse than forecast;

▪                   comparison with the performance of the Group’s principal competitors;

▪                   any major positive or negative risk management or reputational issue that impacts the Group;

▪                   the quality of the financial result as shown by its composition and consistency;

▪                   whether there have been major positive or negative aspects regarding the quality of leadership and/or behaviours consistent with our values; and

▪                   any other relevant under or over performance or other matters not captured.

A similar approach is cascaded throughout the organisation with a two-up approval of all performance outcomes. Under all circumstances, the Board has ultimate discretion to determine or vary the outcome of any variable payment.

The Board has absolute discretion to adjust incentive payments downwards to reflect business outcomes and to zero if appropriate if such adjustments are necessary to protect the financial soundness of Westpac or to respond to significant unexpected or unintended consequences.

Quantitative Disclosures

No senior managers or material risk takers received guaranteed bonuses, sign-on awards or severance payments in 2014.

Deferred Remuneration

	30 September 2014				30 September 2013
$000	Total amount oustanding[1]	Paid out in financial year	Explicit reductions[2]	Implicit reductions[3]	Total amount oustanding[1]	Paid out in financial year	Explicit reductions[2]	Implicit reductions[3]
Senior managers	94,758	31,415	(4,179)	(1,470)	93,666	22,891	(4,175)	-

Material risk takers	23,260	10,346	-	(345)	27,501	8,031	(482)	-

Total value of remuneration awards for the current financial year for senior managers and material risk takers4

	30 September 2014				30 September 2013
	Senior managers		Material risk takers		Senior managers		Material risk takers
$000	Unrestricted	Deferred	Unrestricted	Deferred	Unrestricted	Deferred	Unrestricted	Deferred
Fixed remuneration
- Cash based[5]	17,588	-	2,789	-	15,634	-	3,174	-
- Shares and share-linked instruments	-	-	-	-	-	-	-	-
- Other[6]	436	-	215	-	342	-	210	-
Variable remuneration[7]
- Cash based[8]	14,145	-	7,258	-	14,817	-	8,192	-
- Shares and share-linked instruments[9]	-	22,455	-	8,608	-	17,614	-	7,251
- Other	-	-	-	-	-	-	-	-

1    Value of unvested holdings at 30 September. All outstanding deferred remuneration is exposed to either explicit or implicit adjustments.

2    The FY14 explicit adjustment reflects a lapse due to cessation of employment and the FY13 explicit adjustment is a downward revaluation. Explicit adjustments may also include malus, clawbacks or similar reversals or downward revaluations of awards.

3      Implicit adjustments include fluctuations in the value of shares or performance units during the year.

4      Prepared in accordance with APS330 Table 18A and accounting standard AASB 2, consistent with the process for the 2014 and 2013 Annual Report.

5     Cash based fixed remuneration is the total cost of salary, salary sacrificed benefits (including motor vehicles, parking, etc. and any associated fringe benefits tax) and an accrual for annual leave entitlements.

6      Other fixed remuneration relates to post employment benefits.  Senior managers and material risk takers are provided with insurance cover under the Westpac Group Plan at no cost.  Superannuation benefits have been calculated consistent with AASB 119.

7      15 Senior Managers and 6 Material Risk Takers received a variable reward in respect of 2014. 12 Senior Managers and 7 Material Risk Takers received a variable reward in respect of 2013.

8      Cash based variable remuneration reflects annual cash performance awards accrued but not yet paid in respect of the year ended 30 September.

9      Shares and share-linked instruments are amortised over the applicable vesting period and the amount shown is the amortisation relating to the applicable reporting year, consistent with the applicable Annual Report.

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Appendix I | Regulatory capital reconciliation

Balance Sheet Reconciliation

30 September 2014 $m	Group Balance Sheet	Adjustment[1]	Level 2 Regulatory Balance Sheet	Reconciliation Table Common Disclosure Template

Assets
Cash and balances with central banks	25,760	(201)	25,559
Receivables due from other financial institutions	7,424	(1,417)	6,007
Due from subsidiaries	-	173	173
Derivative financial instruments	41,404	201	41,605
Trading securities	43,156	-	43,156
Other financial assets designated at fair value	2,753	(265)	2,488
Available-for-sale securities	36,024	(105)	35,919
Loans	580,343	-	580,343
Life insurance assets	11,007	(11,007)	-
Regulatory deposits with central banks overseas	1,528	-	1,528
Deferred tax assets	1,397	(43)	1,354	Table a
Goodwill and other intangible assets	12,605	(355)	12,250	Table b
Property, plant and equipment	1,452	(4)	1,448
Investments in life & general insurance, funds management & securitisation entities	-	1,327	1,327	Table c
Other assets	5,988	(893)	5,095
Total assets	770,841	(12,589)	758,252

Liabilities
Payables due to other financial institutions	18,636	(35)	18,601
Due to subsidiaries	-	3,382	3,382
Deposits	460,822	(28)	460,794
Trading liabilities	19,236	-	19,236
Derivative financial instruments	39,539	-	39,539
Debt issues and acceptances	152,251	(3,756)	148,495
Current tax liabilities	662	(32)	630
Deferred tax liabilities	55	(55)	-	Table a
Life insurance liabilities	9,637	(9,637)	-
Provisions	1,618	(110)	1,508
Loan Capital	10,858	-	10,858	Table d and e
Other liabilities	8,191	(883)	7,308
Total liabilities	721,505	(11,154)	710,351

Equity
Ordinary share capital	26,943	-	26,943	Row 1
Treasury shares and RSP treasury shares	(304)	-	(304)	Table f
Reserves	1,175	(146)	1,029	Table g
Retained Profit	20,641	(1,223)	19,418	Row 2
Non-controlling interest	881	(66)	815	Table h
Total equity	49,336	(1,435)	47,901

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Appendix I | Regulatory capital reconciliation

$m	30 September 2014	Common Disclosure Template Reference
Table a
Deferred Tax Assets
Total Deferred Tax Assets per level 2 Regulatory Balance Sheet	1,354
Deferred tax asset adjustment before applying prescribed thresholds	1,354	Row 26e
Less: Amounts below prescribed threshold - risk weighted	(1,354)	Row 75
Total per Common Disclosure Template - Deferred Tax Asset	-	Row 21 / 25

$m	30 September 2014	Common Disclosure Template Reference
Table b
Goodwill and other intangible assets
Total Goodwill and Intangibles Assets per level 2 Regulatory Balance Sheet	12,250
Less: Capitalised Software Disclosed Under Intangibles	(1,921)	Row 9
Total per Common Disclosure Template - Goodwill	10,329	Row 8

$m	30 September 2014	Common Disclosure Template Reference
Table c
Equity Investments
Investment in significant financial entities	108
Equity Investments in non-consolidated subsidiaries	1,327
Total Investment in significant financial entities	1,435	Row 73
Investment in non-significant financial entities	112	Row 72
Total Investments in financial institutions	1,547	Row 26d
Investment in commercial entities	121	Row 26g
Total Equity Investments before applying prescribed threshold	1,668
Less: Amounts below prescribed threshold	(1,668)
Total per Common Disclosure Template - Equity Investments	-	Row 18 / 19 / 23

$m	30 September 2014	Common Disclosure Template Reference
Table d
Additional Tier 1 Capital
Total Loan Capital per Level 2 Regulatory Balance Sheet	10,858
Total Non-Controlling Interest per Level 2 Regulatory Balance Sheet	815
Total Loan Capital per Level 2 Regulatory Balance Sheet	11,673
Less: Non-Controlling Interest not included in Additional Tier 1 Capital	(60)
Less: Tier 2 Capital Instruments Reported Below	(6,377)
Add: Capitalised Issue Costs for Additional Tier 1 Capital Instruments[1]	37
Total per Common Disclosure Template - Tier 1 Capital	5,273	Row 36

Additional Tier 1 Capital included in Regulatory Capital
Westpac Capital Notes	1,383
Westpac Capital Notes 2	1,311
Total Basel III complying instruments	2,694	Row 30
Convertible preference shares (CPS)	1,190
Trust Preferred Securities 2004 (TPS 2004)	634
Trust Preferred Securities 2006 (TPS 2006)	755
Total Basel III non complying instruments	2,579	Row 33
Total per Common Disclosure Template - Additional Tier 1 Capital Instruments	5,273	Row 36

1                     Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown at face value. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the common disclosure template.

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Appendix I | Regulatory capital reconciliation

$m	30 September 2014	Common Disclosure Template Reference
Table e
Tier 2 Capital
Total Tier 2 Capital per Level 2 Regulatory Balance Sheet	6,377
Add: Capitalised Issue Costs for Tier 2 Capital Instruments[1]	20
Add: Holdings of own Tier 2 Capital Instruments	7
Less: Fair Value Adjustment[2]	(48)
Less: Cumulative amortisation of Tier 2 Capital Instruments	(532)
Provisions	78	Row 50 / 76
Total per Common Disclosure Template - Tier 2	5,902	Row 51

Tier 2 Capital included in Regulatory Capital
AUD1,000 million Westpac Subordinated Notes	1,000
AUD925 million Westpac Subordinated Notes II	925
Total Basel III complying instruments	1,925	Row 46

USD352 million Perpetual Floating Rate Notes	402
USD350 million SEC registered Subordinated Notes	293
USD400 million 144A Subordinated Notes	95
USD75 million Subordinated Notes	21
AUD500 million Subordinated Notes	500
AUD1,676 million Westpac Subordinated Notes	1,676
USD800 million Subordinated Notes	912
Total Basel III non complying instruments	3,899	Row 47
Provisions	78	Row 50 / 76
Total per Common Disclosure Template - Tier 2 Capital Instruments	5,902	Row 51

$m	30 September 2014	Common Disclosure Template Reference
Table f
Treasury Shares and RSP Teasury Shares
Total treasury shares per Level 2 Regulatory Balance Sheet	(304)
Less: Treasury Shares not included for Level 2 Regulatory Capital	65
Total per Common Disclosure Template - Treasury Shares	(239)	Row 26a

$m	30 September 2014	Common Disclosure Template Reference
Table g
Accumulated Other Comprehensive Income
Total reserves per Level 2 Regulatory Balance Sheet	1,029
Less: Share Based Payment Reserve not included within capital	(48)
Total per Common Disclosure Template - Accumulated Other Comprehensive Income	981	Row 3

$m	30 September 2014	Common Disclosure Template Reference
Table h
Non Controlling Interests
Total non controlling interests per Level 2 Regulatory Balance Sheet	815
Less: TPS included in Additional Tier 1 Capital (Refer to Table d)	(755)
Total per Common Disclosure Template - Non Controlling Interests	60	Row 5

1                     Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown at face value. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the common disclosure template.

2                     For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

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Appendix I | Regulatory capital reconciliation

The common disclosure template below represents the post 1 January 2018 Basel III requirements. The Group is applying the Basel III regulatory adjustments in full as implemented by APRA.

$m		30 September 2014	Table Reference
	Common Equity Tier 1 capital: instruments and reserves
1	Directly issued qualifying ordinary shares (and equivalent for mutually-owned entities) capital	26,943
2	Retained earnings	19,418
3	Accumulated other comprehensive income (and other reserves)	981	Table g
4	Directly issued capital subject to phase out from CET1 (only applicable to mutually-owned companies)	—
5	Ordinary share capital issued by subsidiaries and held by third parties (amount allowed in group CET1)	60	Table h
6	Common Equity Tier 1 capital before regulatory adjustments	47,402
	Common Equity Tier 1 capital : regulatory adjustments
7	Prudential valuation adjustments	-
8	Goodwill (net of related tax liability)	(10,329)	Table b
9	Other intangibles other than mortgage servicing rights (net of related tax liability)	(1,921)	Table b
10	Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability)	-
11	Cash-flow hedge reserve	(161)
12	Shortfall of provisions to expected losses	(650)
13	Securitisation gain on sale (as set out in paragraph 562 of Basel II framework)	-
14	Gains and losses due to changes in own credit risk on fair valued liabilities	(132)
15	Defined benefit superannuation fund net assets	-
16	Investments in own shares (if not already netted off paid-in capital on reported balance sheet)	-
17	Reciprocal cross-holdings in common equity	-
18	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	Table c
19	Significant investments in the ordinary shares of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions (amount above 10% threshold)	-	Table c
20	Mortgage service rights (amount above 10% threshold)	-
21	Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability)	-	Table a
22	Amount exceeding the 15% threshold	-
23	of which: significant investments in the ordinary shares of financial entities	-	Table c
24	of which: mortgage servicing rights	-
25	of which: deferred tax assets arising from temporary differences	-	Table a
26	National specific regulatory adjustments (sum of rows 26a, 26b, 26c, 26d, 26e, 26f, 26g, 26h, 26i and 26j)	(4,485)
26a	of which: treasury shares	(239)	Table f
26b	of which: offset to dividends declared under a dividend reinvestment plan (DRP), to the extent that the dividends are used to purchase new ordinary shares issued by the ADI	-
26c	of which: deferred fee income	135
26d	of which: equity investments in financial institutions not reported in rows 18, 19 and 23	(1,547)	Table c
26e	of which: deferred tax assets not reported in rows 10, 21 and 25	(1,354)	Table a
26f	of which: capitalised expenses	(1,212)
26g	of which: investments in commercial (non-financial) entities that are deducted under APRA prudential requirements	(121)	Table c
26h	of which: covered bonds in excess of asset cover in pools	-
26i	of which: undercapitalisation of a non-consolidated subsidiary	-
26j	of which: other national specific regulatory adjustments not reported in rows 26a to 26i	(147)
27	Regulatory adjustments applied to Common Equity Tier 1 due to insufficient Additional Tier 1 and Tier 2 to cover deductions	-

28	Total regulatory adjustments to Common Equity Tier 1	(17,678)
29	Common Equity Tier 1 Capital (CET1)	29,724

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Appendix I | Regulatory capital reconciliation

$m		30 September 2014	Table Reference
	Additional Tier 1 Capital: instruments
30	Directly issued qualifying Additional Tier 1 instruments	2,694	Table d
31	of which: classified as equity under applicable accounting standards	-
32	of which: classified as liabilities under applicable accounting standards	2,694	Table d
33	Directly issued capital instruments subject to phase out from Additional Tier 1	2,579	Table d
34	Additional Tier 1 instruments (and CET1 instruments not included in row 5) issued by subsidiaries and held by third parties (amount allowed in group AT1)	-
35	of which: instruments issued by subsidiaries subject to phase out	-

36	Additional Tier 1 Capital before regulatory adjustments	5,273	Table d
	Additional Tier 1 Capital: regulatory adjustments
37	Investments in own Additional Tier 1 instruments	-
38	Reciprocal cross-holdings in Additional Tier 1 instruments	-
39	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-
40	Significant investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation (net of eligible short positions)	-
41	National specific regulatory adjustments (sum of rows 41a, 41b and 41c)	-
41a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
41b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidations not reported in rows 39 and 40	-
41c	of which: other national specific regulatory adjustments not reported in rows 41a and 41b	-

42	Regulatory adjustments applied to Additional Tier 1 due to insufficient Tier 2 to cover deductions	-

43	Total regulatory adjustments to Additional Tier 1 capital	-
44	Additional Tier 1 capital (AT1)	5,273	Table d
45	Tier 1 Capital (T1=CET1+AT1)	34,997
	Tier 2 Capital: instruments and provisions
46	Directly issued qualifying Tier 2 instruments	1,925	Table e
47	Directly issued capital instruments subject to phase out from Tier 2	3,899	Table e
48	Tier 2 instruments (and CET1 and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties (amount allowed in group T2)	-
49	of which: instruments issued by subsidiaries subject to phase out	-
50	Provisions	78
51	Tier 2 Capital before regulatory adjustments	5,902	Table e
	Tier 2 Capital: regulatory adjustments
52	Investments in own Tier 2 instruments	(50)
53	Reciprocal cross-holdings in Tier 2 instruments	-
54	Investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-
55	Significant investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	(140)
56	National specific regulatory adjustments (sum of rows 56a, 56b and 56c)	(8)
56a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
56b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidation not reported in rows 54 and 55	(8)
56c	of which: other national specific regulatory adjustments not reported in rows 56a and 56b	-

57	Total regulatory adjustments to Tier 2 capital	(198)
58	Tier 2 capital (T2)	5,704
59	Total capital (TC=T1+T2)	40,701
60	Total risk-weighted assets based on APRA standards	331,387

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Appendix I | Regulatory capital reconciliation

$m		30 September 2014	Table Reference
	Capital ratios and buffers
61	Common Equity Tier 1 (as a percentage of risk-weighted assets)	8.97%
62	Tier 1 (as a percentage of risk-weighted assets)	10.56%
63	Total capital (as a percentage of risk-weighted assets)	12.28%
64	Buffer requirement (minimum CET1 requirement of 4.5% plus capital conservation buffer of 2.5% plus any countercyclical buffer requirements expressed as a percentage of risk-weighted assets)	N/A

65	of which: capital conservation buffer requirement	N/A
66	of which: ADI-specific countercyclical buffer requirements	N/A
67	of which: G-SIB buffer requirement (not applicable)	N/A
68	Common Equity Tier 1 available to meet buffers (as a percentage of risk-weighted assets)	N/A
	National minima (if different from Basel III)
69	National Common Equity Tier 1 minimum ratio (if different from Basel III minimum)	4.50%
70	National Tier 1 minimum ratio (if different from Basel III minimum)	6.00%
71	National total capital minimum ratio (if different from Basel III minimum)	8.00%
	Amount below thresholds for deductions (not risk-weighted)
72	Non-significant investments in the capital of other financial entities	112	Table c
73	Significant investments in the ordinary shares of financial entities	1,435	Table c
74	Mortgage servicing rights (net of related tax liability)	-
75	Deferred tax assets arising from temporary differences (net of related tax liability)	1,354	Table a
	Applicable caps on the inclusion of provisions in Tier 2
76	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to standardised approach (prior to application of cap)	78	Table e
77	Cap on inclusion of provisions in Tier 2 under standardised approach	296
78	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to internal ratings-based approach (prior to application of cap)	—
79	Cap for inclusion of provisions in Tier 2 under internal ratings-based approach	1,547
	Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2018 and 1 Jan 2022)
80	Current cap on CET1 instruments subject to phase out arrangements	N/A
81	Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities	N/A
82	Current cap on AT1 instruments subject to phase out arrangements	4,458
83	Amount excluded from AT1 instruments due to cap (excess over cap after redemptions and maturities)	-
84	Current cap on T2 instruments subject to phase out arrangements	4,549
85	Amount excluded from T2 due to cap (excess over cap after redemptions and maturities)	-

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Appendix I | Regulatory capital reconciliation

The following legal entities excluded from the regulatory scope of consolidation.

The total assets and liabilities should not be aggregated because some of the entities are holding companies for other entities in the table shown below.

30 September 2014		Liabilities (excluding
$m	Total Assets	equity)
a) Securitisation
Crusade CP Management Pty Limited	1	-
Crusade Euro Trust 1E of 2006	294	294
Crusade Euro Trust 1E of 2007	418	418
Crusade Global Trust 1 of 2006	410	410
Crusade Global Trust 1 of 2007	685	685
Crusade Global Trust 2 of 2005	237	237
Crusade Global Trust 2 of 2006	541	541
Crusade Trust 1A of 2005	-	-
HLT Custodian Trust	-	-
MIF Custodian Trust	1	1
Series 2007-1G WST Trust	-	-
Sydney Capital Corporation Inc.	117	117
Waratah Receivables Corporation Pty Limited	1,426	1,426
Waratah Securities Australia Limited	1,305	1,305

b) Insurance and Funds Management
Advance Asset Management Limited	100	26
Ascalon Capital Managers (Asia) Limited	33	-
Ascalon Capital Managers Limited	80	9
Asgard Capital Management Limited	105	50
Asgard Wealth Solutions Limited	80	9
BT Funds Management (NZ) Limited	59	12
BT Funds Management Limited	179	147
BT Funds Management No.2 Limited	22	3
BT Investment Management (Fund Services) Limited	13	7
BT Investment Management (Institutional) Limited	4	4
BT Investment Management Limited	677	75
BT Long Term Income Fund	315	315
BT Portfolio Services Limited	97	50
BT Private Nominees Pty Limited	10	1
BTIM UK Limited	285	24
Canning Park Pte. Ltd	-	-
Core Infrastructure Income Feeder 1 L.P.	-	-
Core Infrastructure Income Feeder 2 L.P.	-	-
Core Infrastructure Income Master L.P.	-	-
eQR Securities Pty. Limited	1	-
Europe Infrastructure Debt LP	-	-
Hastings Advisers LLC	-	-
Hastings Forestry Investments Limited	-	-
Hastings Forests Australia Pty Limited	-	-
Hastings Funds Management (UK) Limited	8	3
Hastings Funds Management (USA) Inc.	11	5
Hastings Funds Management Asia Pte Limited	1	-
Hastings Funds Management Limited	41	21
Hastings Infrastructure 1 Limited	-	-
Hastings Infrastructure 2 Limited	-	-
Hastings Investment Capital LP	17	5
Hastings Investment Management (Europe) Limited	-	-
Hastings Investment Management Pty Ltd	2	-
Hastings Investments GP LLC	-	-

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Appendix I | Regulatory capital reconciliation

30 September 2014		Liabilities (excluding
$m	Total Assets	equity)
Hastings Korea Company Limited	-	-
Hastings Private Equity Fund IIA Pty Limited	-	-
Infrastructure GP 2 LLP	-	-
Infrastructure GP LLP	-	-
Infrastructure Research and Advisory Services Private Limited	1	-
J O Hambro Capital Management Holdings Limited	340	-
J O Hambro Capital Management Limited	187	99
JOHCM (Singapore) Pte Limited	12	10
JOHCM (USA) Inc	-	-
Magnitude Group Pty Limited	32	5
Reinventure Fund, I.L.P.	7	-
Securitor Financial Group Limited	35	4
St.George Life Limited	95	15
Westpac Cook Cove Trust I	-	-
Westpac Cook Cove Trust II	-	-
Westpac Custodian Nominees Pty Limited	9	-
Westpac Equity Pty Limited	-	-
Westpac Financial Services Limited	19	5
Westpac Funds Financing Holdco Pty Limited	-	-
Westpac Funds Financing Pty Limited	-	-
Westpac General Insurance Limited	526	412
Westpac General Insurance Services Limited	58	6
Westpac Lenders Mortgage Insurance Limited	360	207
Westpac Life Insurance Services Limited	8,414	7,237
Westpac Life-NZ-Limited	226	7
Westpac Nominees-NZ-Limited	3	-
Westpac RE Limited	14	1
Westpac Securities Administration Limited	11	3
Westpac Superannuation Nominees-NZ-Limited	-	-

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Appendix II | Regulatory expected loss

Capital deduction for regulatory expected loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated.

	30 September	31 March	30 September
$m	2014	2014	2013
Provisions associated with eligible portfolios
Total provisions for impairment charges	3,481	3,791	3,949
plus general reserve for credit losses adjustment	133	92	83
plus provisions associated with partial write-offs	504	528	640
less ineligible provisions[1]	(132)	(141)	(139)
Total eligible provisions	3,986	4,270	4,533
Regulatory expected downturn loss[2]	4,636	4,964	5,165
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions	(650)	(694)	(632)

1    Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures. Partial write-offs are included as eligible provisions under APRA standards.

2    Regulatory expected loss is calculated for portfolios subject to the Basel advanced IRB approach to credit risk and for specialised lending.

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Appendix III | Regulatory consolidation

This appendix lists all subsidiaries controlled by Westpac according to their level of regulatory consolidation.

Level 1 Entities

The following controlled entities have been approved by APRA for inclusion in the Westpac ADI’s ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy at Level 1:

Westpac Banking Corporation	Westpac Capital Holdings Inc.
1925 (Commercial) Pty Limited	Westpac Capital Trust IV
1925 (Industrial) Pty Limited	Westpac Capital-NZ-Limited
Belliston Pty Limited	Westpac Debt Securities Pty Limited
Bill Acceptance Corporation Pty Limited	Westpac Delta LLC
CBA Limited	Westpac Direct Equity Investments Pty Limited
Challenge Limited	Westpac Equipment Finance (No.1) Pty Limited
Mortgage Management Pty Limited	Westpac Equipment Finance Limited
Nationwide Management Pty Limited	Westpac Equity Investments NZ Limited
Packaging Properties 1 Pty Limited	Westpac Finance (HK) Limited
Packaging Properties 2 Pty Limited	Westpac Financial Holdings Pty Limited
Packaging Properties 3 Pty Limited	Westpac Funding Holdings Pty Limited
Partnership Pacific Pty Limited	Westpac Group Investment-NZ-Limited
Partnership Pacific Securities Pty Limited	Westpac Group Investments Australia Pty Limited
Pashley Investments Pty Limited	Westpac Holdings-NZ-Limited
Sallmoor Pty Limited	Westpac Investment Capital Corporation
Sixty Martin Place (Holdings) Pty Limited	Westpac Investment Vehicle No.2 Pty Limited
St.George Business Finance Pty Limited	Westpac Investment Vehicle Pty Limited
St.George Custodial Pty Limited	Westpac Investments U.K. Limited
St.George Equity Finance Limited	Westpac Leasing Nominees-Vic.-Pty Limited
St.George Finance Holdings Limited	Westpac New Zealand Group Limited
St.George Procurement Management Pty Limited	Westpac Overseas Holdings No. 2 Pty Limited
St.George Security Holdings Pty Limited	Westpac Overseas Holdings Pty Limited
Tavarua Funding Trust IV	Westpac Properties Limited
Teuton Pty Limited	Westpac Securitisation Holdings Pty Limited
The Mortgage Company Pty Limited	Westpac Structured Products Limited
Value Nominees Pty Limited	Westpac TPS Trust
Westpac Administration Pty Limited	Westpac Unit Trust
Westpac Administration 2 Limited	Westpac USA Inc.
Westpac Americas Inc.

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Appendix III | Regulatory consolidation

Level 2 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

1925 Advances Pty Limited	Danaby Pty Limited
A.G.C. (Pacific) Limited	G.C.L. Investments Pty Limited
Altitude Administration Pty Limited	General Credits Holdings Pty Limited
Altitude Rewards Pty Limited	General Credits Pty Limited
Aotearoa Financial Services Limited	Halcyon Securities Pty Limited
Ascalon Funds Seed Pool Trust	Hastings Group Pty Limited
Australian Loan Processing Security Company Pty Limited	Hastings Management Pty Limited
Australian Loan Processing Security Trust	Hickory Trust
Bella Trust No. 2	Hitton Pty Limited
Bella Trust	Net Nominees Limited
BLE Capital Investments Pty Limited	North Ryde Office Trust
BLE Capital Limited	Number 120 Limited
BLE Development Pty Limited	Oniston Pty Limited
BT (Queensland) Pty Limited	Qvalent Pty Limited
BT Australia Pty Limited	RAMS Financial Group Pty Limited
BT Financial Group (NZ) Limited	RMS Warehouse Trust 2007-1
BT Financial Group Pty Limited	Seed Pool Trust No. 2
BT Securities Limited	Series 2008-1M WST Trust
BT Short Term Income Fund	Series 2009-1 WST Trust
Capital Corporate Finance Limited	Series 2011-1 WST Trust
Capital Finance (NZ) Limited	Series 2011-2 WST Trust
Capital Finance Australia Limited	Series 2011-3 WST Trust
Capital Finance New Zealand Limited	Series 2012-1 WST Trust
Capital Fleetlease Limited	Series 2013-1 WST Trust
Capital Motor Finance Limited	Series 2013-2 WST Trust
Capital Rent Group Limited	Series 2014-1 WST Trust
Castlereagh Trust	Sie-Lease (Australia) Limited
Crusade ABS Series 2012-1 Trust	Sie-Lease (New Zealand) Pty Limited
Crusade ABS Series 2013-1 Trust	St.George Finance Limited
Crusade CP No.1 Pty Limited	St.George Motor Finance Limited
Crusade CP Trust No. 52	The Home Mortgage Company Limited
Crusade CP Trust No. 53	The Warehouse Financial Services Limited
Crusade CP Trust No. 55	Westpac (NZ) Investments Limited
Crusade CP Trust No. 56	Westpac Administration 3 Limited
Crusade CP Trust No. 57	Westpac Administration 4 Pty Limited
Crusade CP Trust No. 58	Westpac Altitude Rewards Trust
Crusade Management Limited	Westpac Asian Lending Pty Limited
Crusade Trust No.2P of 2008	Westpac Bank of Tonga

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Appendix III | Regulatory consolidation

Level 2 Entities (Continued)

Westpac Bank Samoa Limited	Westpac NZ Covered Bond Holdings Limited
Westpac Bank-PNG-Limited	Westpac NZ Covered Bond Limited
Westpac Capital Markets Holding Corp.	Westpac NZ Operations Limited
Westpac Capital Markets LLC	Westpac NZ Securitisation Holdings Limited
Westpac Cash PIE Fund	Westpac NZ Securitisation Limited
Westpac Covered Bond Trust	Westpac NZ Securitisation No.2 Limited
Westpac Equity Holdings Pty Limited	Westpac Pacific Limited Partnership
Westpac Europe Limited	Westpac Securities Limited
Westpac Financial Consultants Limited	Westpac Securities NZ Limited
Westpac Financial Services Group Limited	Westpac Securitisation Management Pty Limited
Westpac Financial Services Group-NZ-Limited	Westpac Singapore Limited
Westpac Global Capital Markets Pty Limited	Westpac Syndications Management Pty Limited
Westpac Investment Vehicle No.3 Pty Limited	Westpac Term PIE Fund
Westpac New Zealand Limited

Level 3 Entities

The following controlled entities are excluded from the Level 2 consolidation but form part of the conglomerate group at Level 3:

Advance Asset Management Limited	Crusade Global Trust 1 of 2007
Ascalon Capital Managers (Asia) Limited	Crusade Global Trust 2 of 2005
Ascalon Capital Managers Limited	Crusade Global Trust 2 of 2006
Asgard Capital Management Limited	Crusade Trust 1A of 2005
Asgard Wealth Solutions Limited	eQR Securities Pty. Limited
BT Funds Management (NZ) Limited	Europe Infrastructure Debt LP
BT Funds Management Limited	Hastings Advisers LLC
BT Funds Management No.2 Limited	Hastings Forestry Investments Limited
BT Investment Management (Fund Services) Limited	Hastings Forests Australia Pty Limited
BT Investment Management (Institutional) Limited	Hastings Funds Management (UK) Limited
BT Investment Management Limited	Hastings Funds Management (USA) Inc.
BT Long Term Income Fund	Hastings Funds Management Asia Pte Limited
BT Portfolio Services Limited	Hastings Funds Management Limited
BT Private Nominees Pty Limited	Hastings Infrastructure 1 Limited
BTIM UK Limited	Hastings Infrastructure 2 Limited
Canning Park Pte. Ltd	Hastings Investment Capital LP
Core Infrastructure Income Feeder 1 L.P.	Hastings Investment Management (Europe) Limited
Core Infrastructure Income Feeder 2 L.P.	Hastings Investment Management Pty Ltd
Core Infrastructure Income Master L.P.	Hastings Investments GP LLC
Crusade CP Management Pty Limited	Hastings Korea Company Limited
Crusade Euro Trust 1E of 2006	Hastings Private Equity Fund IIA Pty Limited
Crusade Euro Trust 1E of 2007	HLT Custodian Trust
Crusade Global Trust 1 of 2006	Infrastructure GP LLP

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Appendix III | Regulatory consolidation

Level 3 Entities (Continued)

Infrastructure GP 2 LLP	Westpac Cook Cove Trust II
Infrastructure Research and Advisory Services Private Limited	Westpac Custodian Nominees Pty Limited
J O Hambro Capital Management Holdings Limited	Westpac Equity Pty Limited
J O Hambro Capital Management Limited	Westpac Financial Services Limited
JOHCM (Singapore) Pte Limited	Westpac Funds Financing Holdco Pty Limited
JOHCM (USA) Inc	Westpac Funds Financing Pty Limited
Magnitude Group Pty Limited	Westpac General Insurance Limited
MIF Custodian Trust	Westpac General Insurance Services Limited
Reinventure Fund, I.L.P.	Westpac Lenders Mortgage Insurance Limited
Securitor Financial Group Limited	Westpac Life Insurance Services Limited
Series 2007-1G WST Trust	Westpac Life-NZ-Limited
St.George Life Limited	Westpac Nominees-NZ-Limited
Sydney Capital Corporation Inc.	Westpac RE Limited
Waratah Receivables Corporation Pty Limited	Westpac Securities Administration Limited
Waratah Securities Australia Limited	Westpac Superannuation Nominees-NZ-Limited
Westpac Cook Cove Trust I

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Pillar 3 report Appendix IV | APS330 quantitative requirements

The following table cross-references the quantitative disclosure requirements given by Attachments A, C, D and E of APS330 to the quantitative disclosures made in this report. The continuous reporting requirements for capital instruments under Attachment B are satisfied separately and can be found on the regulatory disclosures section on the Westpac website1.

APS330 reference		Westpac disclosure	Page
Attachment A:
Table 1: Common disclosure template		Common disclosure template	86

Attachment C:
Table 3: Capital adequacy	(a) to (e)	Capital requirements	16
	(f)	Westpac’s capital adequacy ratios	15
		Capital adequacy ratios of major subsidiary banks	15

Table 4: Credit risk	(a)	Exposure at Default by major type	26
	(b)	Impaired and past due loans by portfolio	33
	(c)	General reserve for credit losses	25

Table 5: Securitisation exposures	(a)	Banking book summary of securitisation activity by asset type	50
	(b)	Banking book summary of on and off-balance sheet securitisation by exposure type	61
		Trading book summary of on and off-balance sheet securitisation by exposure type	65

Attachment D:
Table 6: Capital adequacy	(b) to (f)	Capital requirements	16
	(g)	Westpac’s capital adequacy ratios	15
		Capital adequacy ratios of major subsidiary banks	15

Table 7: Credit risk - general disclosures	(b)	Exposure at Default by major type	26
	(c)	Exposure at Default by geography	31
	(d)	Exposure at Default by industry classification	28
	(e)	Exposure at Default by residual contractual maturity	32
	(f)	Impaired and past due loans by industry classification	34
	(g)	Impaired and past due loans by geography	35
	(h)	Movement in provisions for impairment charges	36
	(h)	Loan impairment provisions	25
	(i)	Exposure at Default by measurement method	27
	(j)	General reserve for credit losses	25

Table 8: Credit risk - disclosures for portfolios subject to the standardised approach and supervisory risk-weights in the IRB approaches (formerly Table 5)	(b)	Portfolios subject to the standardised approach	37
		Property finance	38
		Project finance	39

1  http://www.westpac.com.au/about-westpac/investor-centre/financial-information/basel-iii-risk-reports/

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Pillar 3 report Appendix IV | APS330 quantitative requirements

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Pillar 3 report Appendix IV | APS330 quantitative requirements

1         No Equity risk exposures.

2         Remuneration disclosure is an annual reporting requirement under APS330.

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Pillar 3 report Glossary

Term	Description

Actual losses	Represent direct write-offs and write-offs from provisions after adjusting for recoveries.
Additional Tier 1 capital

Comprises high quality components of capital that provide a permanent and unrestricted commitment of funds that are freely available to absorb losses but rank behind claims of depositors and other more senior creditors. They also provide for fully discretionary capital distributions.

Advanced measurement approach (AMA)	The capital requirement using the AMA is based on a bank’s internal operational risk systems, which must both measure and manage operational risk.
Assets intended to be securitised	Represents securitisation activity from the end of the reporting period to the disclosure date of this report.
Australian Accounting Standards (AAS)	A set of Australian reporting standards and interpretations issued by the Australian Accounting Standards Board.
Australian and New Zealand Standard Industrial Classification (ANZSIC)	A code used by the Australian Bureau of Statistics and Statistics New Zealand for classifying businesses.
Authorised deposit-taking institution (ADI)	ADIs are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia.
Banking book	The banking book includes all securities that are not actively traded by Westpac.
Cash EPS Compound Annual Growth Rate (CAGR)	An internal measure used to assess performance by measuring growth in cash earnings per share over a three year performance period.
Common Equity Tier 1 (CET1) capital	The highest form of capital. The key components of common equity are shares, retained earnings and undistributed current year earnings.
Credit Valuation Adjustment (CVA) risk	Refer to mark-to-market related credit risk.
Default

A customer default is deemed to have occurred when Westpac considers that either or both of the following events have taken place:

▪           the customer is unlikely to pay its credit obligations to its financiers in full, without recourse by any of them to actions such as realising security (where held); and

▪          the customer is past due 90 or more calendar days on any material credit obligation to its financiers. Overdrafts will be considered past due once the customer has breached an advised limit, or been advised of a limit smaller than the current outstandings.

Double default rules

Double default applies to exposures where a particular obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and loss will only occur if both obligor and counterparty default. In this instance, capital can be reduced.

Employee Share Plan (ESP)

Under the Employee Share Plan (ESP), Westpac ordinary shares may be allocated at no cost to employees to recognise their contribution to Westpac’s financial performance over the previous financial year.

Westpac ESP is a division 83A tax exempt share scheme.

Exposure at default (EAD)	EAD represents an estimate of the amount of committed exposure expected to be drawn by the customer at the time of default.
Extended licensed entity (ELE)	An Extended Licensed Entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single ‘stand-alone’ entity.
External Credit Assessment Institution (ECAI)

ECAI is an external institution recognised by APRA (directly or indirectly) to provide credit assessment in determining the risk-weights on financial institutions’ rated credit exposures (including securitisation exposures).

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Pillar 3 report Glossary

Facilities 90 days or more past due date but well secured

Includes facilities where:

▪   contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or

▪   an order has been sought for the customer’s bankruptcy or similar legal action has been instituted, which may avoid or delay repayment of its credit obligations; and

▪   the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

Functional Remuneration Oversight Committee

Assists in fulfilling oversight responsibility to shareholders by ensuring respective functions have coherent remuneration policies and practices that fairly and responsibly reward individuals having regard to performance, Westpac’s risk management framework, the law and the highest standards of governance.

Geography	Geographic segmentation of exposures is based on the location of the office in which these items were booked.
Impaired assets

Includes exposures that have deteriorated to the point where Westpac assesses that full collection of interest and principal is in doubt, based on a conservative assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

▪           facilities 90 days or more past due, and not well secured – exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

▪       non-accrual assets – exposures with individually assessed impairment provisions held against them, excluding restructured loans;

▪           restructured assets – exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

▪            other assets acquired through security enforcement (includes other real estate owned) – includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

▪           any other assets where the full collection of interest and principal is in doubt.

Industry

Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as “retail” and not further broken down.

Interest rate risk in the banking book (IRRBB)	The risk to current and future year interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.

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Pillar 3 report Glossary

Internal assessment approach (IAA)

Basel III provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The internal assessment approach, a more complex approach, and subject to approval from APRA for use, may be used when there is an inability to use either the Ratings-Based Approach (no external rating available) or the supervisory formula approach. The internal assessment approach may be used to risk-weight exposures relating to residential mortgages (excluding reverse mortgages), trade receivables, equipment receivables and auto loans.

Internal Ratings-Based Approach (IRB & Advanced IRB)

These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of credit risk capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters.

Liquidity Coverage Ratio (LCR)

An APRA requirement to maintain an adequate level of unencumbered high-quality liquid assets to meet liquidity needs for a 30 calendar day period under a severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%.

Loss given default (LGD)

The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer’s capital and debt structure.

Maturity	The maturity date used is drawn from the contractual maturity date of the customer loans.
Mark-to-market related credit risk	The risk of mark-to-market losses related to deterioration in the credit quality of a derivative counterparty also referred to as credit valuation adjustment (CVA) risk.
Monte Carlo simulation	A method of random sampling to achieve numerical solutions to mathematical problems.
Net interest income at risk (NaR)	BRCC-approved limit expressed as a deviation from the benchmark hedge level over a 1-year time frame, at a 99% confidence level.
Off-balance sheet exposure

Credit exposures arising from facilities that are not recorded on Westpac’s balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac’s derivative products are included in off-balance sheet exposure.

On balance sheet exposure	Credit exposures arising from facilities that are recorded on Westpac’s balance sheet (under accounting methodology).
Probability of default (PD)	Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year.
Ratings-Based Approach (RBA)

Basel III provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The Ratings-Based Approach relies on the number of assets in the transaction and the external credit rating of the tranche to determining a regulatory risk-weight.

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Pillar 3 report Glossary

Regulatory expected loss (EL)

For regulatory purposes EL is defined as:

▪             for non-defaulted exposures, the product of PD, LGD and EAD; and

▪             for defaulted exposures, the best estimate of expected loss for that exposure. It is equivalent to provisions for impaired assets and represents charges already realised through Westpac’s earnings.

Regulatory EL is not calculated for standardised portfolios and is based on mandated risk-weights for specialised lending portfolios. Regulatory EL should not be interpreted as an estimate of long-run expected loss because the LGDs used in all regulatory calculations are calibrated to reflect stressed economic conditions rather than long run averages.

Relative Total Shareholder Return (TSR)

Relative TSR provides an external comparative measure of overall returns over a specified timeframe incorporating share price movements and assuming that dividends over the period have been reinvested. The TSR data is averaged over the three months preceding the measurement date.

Restricted shares	Shares with a time-based restriction on vesting.
Resecuritisation

A resecuritisation exposure is a securitisation exposure in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is a securitisation exposure. In addition, an exposure to one or more resecuritisation exposures is a resecuritisation exposure;

Risk weighted assets (RWA)

Assets (both on and off-balance sheet) are assigned within a certain category and amounts included in these categories are multiplied by a risk weighting. The resulting weighted values are added together to arrive at total risk weighted assets.

Scoreboard	A list of performance objectives including weightings measure and target performance level for each objective.
Securitisation Purchased	The purchase of third party securitisation exposure, for example residential mortgage backed securities.
Securitisation Retained	Securitisation exposures arising through Westpac originated assets or generated by Westpac third party securitisation activity.
Sponsor

An ADI would generally be considered a sponsor if it, in fact or substance, manages or advises the securitisation program, places securities into the market, or provide liquidity and/or credit enhancements.

Standard model	The standard model for Market risk applies supervisory risk weights to trading positions.
Stressed VaR	Stress VaR uses a bank's approved VaR model but applies it to a time period of significant financial stress. Market risk capital is estimated by adding Stress VaR to actual VaR.
Substitution Approach

Substitutions refers to the rules governing the circumstances when capital can be reduced because an obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and the counterparty’s PD is used in place of the obligors’ PD.

Supervisory formula (SF)

Basel III provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The supervisory formula is used when the Ratings-Based Approach is unable to be used.

Tier 2 capital	Includes other capital elements, which, to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a going concern.

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Trading book

Trading book activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate risk, foreign exchange risk, commodity risk, equity price risk, credit spread risk and volatility risk. Financial Markets and Treasury are responsible for managing market risk arising from Westpac’s trading activity.

Value at risk (VaR)

VaR is the potential loss in earnings from adverse market movements and is calculated over a one-day time horizon at a 99% confidence level using a minimum of one year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio and the banking book including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables.

Westpac ordinary shares	Fully paid ordinary shares.
Westpac share rights	Right to acquire a share for nil exercise cost.

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Pillar 3 report Disclosure regarding forward-looking statements

This Report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this Report and include statements regarding our intent, belief or current expectations with respect to our business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. We use words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’ or other similar words to identify forward-looking statements. These forward-looking statements reflect our current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond our control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon us. There can be no assurance that future developments will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. Actual results could differ materially from those which we expect, depending on the outcome of various factors, including, but not limited to:

▪                  the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

▪                  the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

▪                  market volatility, including uncertain conditions in funding, equity and asset markets;

▪                  adverse asset, credit or capital market conditions;

▪                  changes to our credit ratings;

▪                  levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

▪                  market liquidity and investor confidence;

▪                  changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and our ability to maintain or to increase market share and control expenses;

▪                  the effects of competition in the geographic and business areas in which Westpac conducts its operations;

▪                  information security breaches, including cyberattacks;

▪                  reliability and security of Westpac’s technology and risks associated with changes to technology systems;

▪                  the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

▪                  the effectiveness of our risk management policies, including our internal processes, systems and employees;

▪                  the incidence or severity of Westpac insured events;

▪                  the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

▪                  internal and external events which may adversely impact our reputation;

▪                  changes to the value of our intangible assets;

▪               changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

▪                  the success of strategic decisions involving business expansion and integration of new businesses; and

▪                  various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by us, refer to the section ‘Risk factors’ in Westpac’s 2014 Annual Report. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this Report, whether as a result of new information, future events or otherwise, after the date of this Report.

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end.

	$30 September 2014	31 March 2014	30 September 2013
USD	0.8768	0.9230	0.9316
GBP	0.5384	0.5549	0.5767
NZD	1.1195	1.0665	1.1260
EUR	0.6904	0.6711	0.6906

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